                                                                     Exhibit 2.1

--------------------------------------------------------------------------------

                          AGREEMENT AND PLAN OF MERGER

                                  by and among

                               THE ROUSE COMPANY,

                         GENERAL GROWTH PROPERTIES, INC.

                                       and

                              RED ACQUISITION, LLC

                           Dated as of August 19, 2004

--------------------------------------------------------------------------------

                                TABLE OF CONTENTS

                                                                            Page
                                                                            ----
ARTICLE I       THE MERGER.....................................................1

SECTION 1.1     The Merger.....................................................1
SECTION 1.2     Closing; Effective Time........................................1
SECTION 1.3     Effects of the Merger..........................................2
SECTION 1.4     Charter; Bylaws................................................2
SECTION 1.5     Directors and Officers.........................................2

ARTICLE II      EFFECT OF THE MERGER ON THE CAPITAL STOCK OF THE
                CONSTITUENT CORPORATIONS.......................................2

SECTION 2.1     Conversion of Securities.......................................2
SECTION 2.2     Exchange of Certificates.......................................3
SECTION 2.3     Treatment of Company Options and Phantom Stock Rights..........5

ARTICLE III     REPRESENTATIONS AND WARRANTIES OF THE COMPANY..................5

SECTION 3.1     Organization and Qualification; Subsidiaries...................6
SECTION 3.2     Charter and Bylaws.............................................6
SECTION 3.3     Capitalization.................................................6
SECTION 3.4     Authority Relative to This Agreement...........................8
SECTION 3.5     No Conflict; Required Filings and Consents.....................8
SECTION 3.6     Compliance.....................................................9
SECTION 3.7     SEC Filings; Financial Statements..............................9
SECTION 3.8     Absence of Certain Changes or Events..........................10
SECTION 3.9     Absence of Litigation.........................................11
SECTION 3.10    Employee Benefit Plans; Labor.................................11
SECTION 3.11    Tax Matters...................................................12
SECTION 3.12    Proxy Statement...............................................14
SECTION 3.13    Opinion of Financial Advisor..................................14
SECTION 3.14    Brokers.......................................................14
SECTION 3.15    Takeover Statutes; Rights Plans...............................14
SECTION 3.16    Intellectual Property.........................................14
SECTION 3.17    Environmental Matters.........................................15
SECTION 3.18    Investment Company Act of 1940................................15
SECTION 3.19    Affiliate Transactions........................................16
SECTION 3.20    Contracts.....................................................16
SECTION 3.21    Properties....................................................16
SECTION 3.22    Non-Competition Agreements....................................17
SECTION 3.23    Insurance.....................................................17
SECTION 3.24    No Other Representations or Warranties........................17

                                                                            Page
                                                                            ----
ARTICLE IV      REPRESENTATIONS AND WARRANTIES OF PARENT AND MERGER SUB.......18

SECTION 4.1     Organization and Qualification................................18
SECTION 4.2     Authority Relative to This Agreement..........................18
SECTION 4.3     No Conflict; Required Filings and Consents....................19
SECTION 4.4     Compliance....................................................19
SECTION 4.5     SEC Filings; Financial Statements.............................19
SECTION 4.6     Absence of Certain Changes or Events..........................21
SECTION 4.7     Absence of Litigation.........................................21
SECTION 4.8     Brokers.......................................................21
SECTION 4.9     Operations of Merger Sub......................................21
SECTION 4.10    Ownership of Shares of Company Common Stock...................21
SECTION 4.11    Financing.....................................................22
SECTION 4.12    No Other Representations or Warranties........................22

ARTICLE V       CONDUCT OF BUSINESS PENDING THE MERGER........................22

SECTION 5.1     Conduct of Business of the Company Pending the Merger.........22
SECTION 5.2     Conduct of Business of Parent Pending the Merger..............25
SECTION 5.3     Assistance....................................................26
SECTION 5.4     No Control of Other Party's Business..........................26
SECTION 5.5     Tax Submissions...............................................26

ARTICLE VI      ADDITIONAL AGREEMENTS.........................................26

SECTION 6.1     Stockholders Meetings.........................................26
SECTION 6.2     Proxy Statement...............................................27
SECTION 6.3     [INTENTIONALLY OMITTED].......................................27
SECTION 6.4     Access to Information; Confidentiality........................27
SECTION 6.5     Company Acquisition Proposals.................................28
SECTION 6.6     Employment and Employee Benefits Matters......................30
SECTION 6.7     Directors' and Officers' Indemnification and Insurance........32
SECTION 6.8     Tax Matters...................................................33
SECTION 6.9     Further Action; Best Efforts..................................34
SECTION 6.10    Public Announcements..........................................35
SECTION 6.11    Dividends.....................................................36
SECTION 6.12    Contingent Stock Agreement....................................36

ARTICLE VII     CONDITIONS OF MERGER..........................................37

SECTION 7.1     Conditions to Obligation of Each Party to Effect the
                Merger........................................................37
SECTION 7.2     Conditions to Obligations of Parent and Merger Sub............37
SECTION 7.3     Conditions to Obligations of the Company......................38

ARTICLE VIII    TERMINATION, AMENDMENT AND WAIVER.............................39

SECTION 8.1     Termination...................................................39

                                                                            Page
                                                                            ----
SECTION 8.2     Effect of Termination.........................................40
SECTION 8.3     Expenses......................................................42
SECTION 8.4     Amendment.....................................................43
SECTION 8.5     Waiver........................................................43

ARTICLE IX      GENERAL PROVISIONS............................................43

SECTION 9.1     Non-Survival of Representations, Warranties and
                Agreements....................................................43
SECTION 9.2     Notices.......................................................43
SECTION 9.3     Certain Definitions...........................................44
SECTION 9.4     Severability..................................................46
SECTION 9.5     Entire Agreement; Assignment..................................46
SECTION 9.6     Parties in Interest...........................................46
SECTION 9.7     Governing Law.................................................46
SECTION 9.8     Headings......................................................47
SECTION 9.9     Counterparts..................................................47
SECTION 9.10    Specific Performance; Jurisdiction............................47
SECTION 9.11    Parent Guarantee..............................................47
SECTION 9.12    Interpretation................................................48
SECTION 9.13    Obligations of Parent and Company.............................48
SECTION 9.14    Survival; No Amendment........................................48

                            INDEX OF PRINCIPAL TERMS

2004 Bonus Plans..............................................................31
affiliate.....................................................................44
Agreement......................................................................1
Antitrust Law.................................................................34
Articles of Merger.............................................................1
beneficial owner..............................................................44
beneficially owned............................................................45
business day..................................................................45
Bylaws.........................................................................6
Cause.........................................................................31
Certificate....................................................................3
Charter........................................................................6
Closing........................................................................1
Closing Date...................................................................1
Closing Dividend..............................................................36
Code..........................................................................11
Commitment Letters............................................................22
Company........................................................................1
Company Acquisition Proposal..................................................28
Company Board..................................................................8
Company Common Stock...........................................................2
Company Disclosure Schedule....................................................5
Company Employees.............................................................30
Company Financial Advisor.....................................................14
Company Material Adverse Effect................................................6
Company Options................................................................7
Company Plans.................................................................11
Company Properties............................................................16
Company Property Owner........................................................16
Company Requisite Vote.........................................................8
Company SEC Reports............................................................9
Company Securities.............................................................7
Company Stock Plans............................................................6
Company Stockholders Meeting..................................................26
Company Superior Proposal.....................................................29
Confidentiality Agreement.....................................................28
Contract......................................................................45
control.......................................................................45
controlled....................................................................45
controlled by.................................................................45
Controlled Subsidiary.........................................................22
Costs.........................................................................32
CSA............................................................................7
Department.....................................................................1
Discharge.....................................................................31

Dividend Adjustment............................................................2
DOJ...........................................................................34
Effective Time.................................................................1
employee benefit plan.........................................................11
Encumbrances..................................................................16
Environmental Laws............................................................15
Environmental Permits.........................................................15
ERISA.........................................................................11
Excess Dividend................................................................2
Exchange Act...................................................................9
Exchange Fund..................................................................3
Final Parent Qualifying Amount................................................41
FTC...........................................................................34
generally accepted accounting principles......................................45
Indebtedness..................................................................45
Indemnified Parties...........................................................32
Intellectual Property.........................................................14
IRS...........................................................................12
knowledge.....................................................................45
Leased Properties.............................................................16
Liens..........................................................................7
Materials of Environmental Concern............................................15
Merger.........................................................................1
Merger Consideration...........................................................2
Merger Sub.....................................................................1
MGCL...........................................................................1
MLLCA..........................................................................1
New Plans.....................................................................30
Old Plans.....................................................................30
Operating Partnership..........................................................7
Parent.........................................................................1
Parent Board..................................................................18
Parent Disclosure Schedule....................................................18
Parent Employees..............................................................30
Parent Material Adverse Effect................................................18
Parent OP.....................................................................41
Parent Qualifying Amount......................................................41
Parent SEC Reports............................................................20
Parent Termination Costs......................................................42
Parent Termination Fee........................................................41
Paying Agent...................................................................3
person........................................................................46
Phantom Stock Right............................................................6
Plan Conversion Date..........................................................32
Preferred Stock................................................................6
Proxy Statement...............................................................27

Quarterly Rate................................................................36
REIT..........................................................................13
REIT Opinion..................................................................33
Release Letter................................................................42
Savings Plans.................................................................31
SEC............................................................................9
Securities Act.................................................................9
Stock Awards...................................................................7
subsidiaries..................................................................46
subsidiary....................................................................46
Surviving Corporation..........................................................1
Tax Protection Agreement......................................................13
Tax Return....................................................................13
Taxes.........................................................................13
Termination Date..............................................................39
under common control with.....................................................45

                          AGREEMENT AND PLAN OF MERGER

            AGREEMENT AND PLAN OF MERGER, dated as of August 19, 2004 (this "Agreement"), by and among General Growth Properties, Inc., a Delaware corporation ("Parent"), Red Acquisition, LLC, a Maryland limited liability company and a subsidiary of Parent ("Merger Sub"), and The Rouse Company, a Maryland corporation (the "Company").

            WHEREAS, (i) the board of directors of the Company has approved this Agreement and declared advisable the merger (the "Merger") of Merger Sub with and into the Company in accordance with the Maryland General Corporation Law (the "MGCL") and the Maryland Limited Liability Company Act (the "MLLCA") and the sole member of Merger Sub has approved this Agreement and declared the Merger advisable in accordance with the MGCL and the MLLCA, and each desires to provide herein for the Merger, upon the terms and subject to the conditions set forth herein, (ii) the board of directors of Parent has approved this Agreement and declared advisable the Merger, and (iii) the board of directors of the Company has resolved to recommend the approval of the Merger by the stockholders of the Company.

            NOW, THEREFORE, in consideration of the foregoing and the mutual covenants and agreements herein contained, and intending to be legally bound hereby, Parent, Merger Sub and the Company hereby agree as follows:

                                    ARTICLE I

                                   THE MERGER

            SECTION 1.1 The Merger. Upon the terms and subject to the conditions of this Agreement and in accordance with the MGCL and the MLLCA, at the Effective Time, Merger Sub shall be merged with and into the Company. As a result of the Merger, the separate legal existence of Merger Sub shall cease and the Company shall continue as the surviving corporation of the Merger (the "Surviving Corporation").

            SECTION 1.2 Closing; Effective Time. Subject to the provisions of
Article VII, the closing of the Merger (the "Closing") shall take place at the offices of Fried, Frank, Harris, Shriver & Jacobson LLP, One New York Plaza, New York, New York, as soon as practicable, but in no event later than the third business day after the satisfaction or waiver of the conditions set forth in
Article VII (other than those conditions that can only be fulfilled at the Effective Time, but subject to the fulfillment or waiver of those conditions), or at such other place or at such other date as Parent and the Company may mutually agree. The date on which the Closing actually occurs is hereinafter referred to as the "Closing Date". At the Closing, the parties hereto shall cause articles of merger ("Articles of Merger") to be filed with, delivered in the manner required by the MGCL and the MLLCA to and accepted for record by the State Department of Assessments and Taxation of Maryland (the "Department") (the date and time of the acceptance for record of the Articles of Merger with the Department, or such later time as is specified in the Articles of Merger and as is agreed to by the parties hereto, being the "Effective Time") and shall make all other filings or recordings required under the MGCL and the MLLCA in connection with the Merger.

            SECTION 1.3 Effects of the Merger. From and after the Effective Time, the Merger shall have the effects set forth in the applicable provisions of the MGCL and the MLLCA. Without limiting the generality of the foregoing and subject thereto, at the Effective Time, all the property, rights, privileges, powers and franchises of the Company and Merger Sub shall vest in the Surviving Corporation and all debts, liabilities, duties and obligations of the Company and Merger Sub shall become the debts, liabilities, duties and obligations of the Surviving Corporation.

            SECTION 1.4 Charter; Bylaws. From and after the Effective Time, the charter of the Company shall be the charter of the Surviving Corporation until thereafter amended in accordance with its terms and applicable law. From and after the Effective Time, the Bylaws of the Company shall be the bylaws of the Surviving Corporation until thereafter amended in accordance with their terms, the charter of the Surviving Corporation and applicable law.

            SECTION 1.5 Directors and Officers. From and after the Effective Time, the directors of Merger Sub immediately prior to the Effective Time shall be the directors of the Surviving Corporation, each to hold office in accordance with the charter and bylaws of the Surviving Corporation and until their respective successors are duly elected and qualify, and the officers of the Company immediately prior to the Effective Time shall remain the officers of the Surviving Corporation, in each case until the earlier of their resignation or removal or the date their respective successors are duly elected or appointed (as the case may be) and qualify.

                                   ARTICLE II

                    EFFECT OF THE MERGER ON THE CAPITAL STOCK
                         OF THE CONSTITUENT CORPORATIONS

            SECTION 2.1 Conversion of Securities. At the Effective Time, by virtue of the Merger and without any action on the part of Parent, Merger Sub, the Company or the holders of any of the stock of the Company:

               (a) Merger Consideration.

                  (i) Subject to Section 2.1(c), each issued and outstanding share of Company common stock, par value $0.01 per share (the "Company Common Stock"), outstanding immediately prior to the Effective Time shall be converted into the right to receive from Parent $67.50 in cash, without interest, minus the amount, if any, of the Dividend Adjustment (the "Merger Consideration"). "Dividend Adjustment" shall mean the sum of (i) the lesser of (x) $2.42 and (y) the amount per share of Company Common Stock of any dividend declared by the Company, if any, after the date hereof and having a record date prior to the Effective Time other than as permitted by Section 6.11(a)(ii) or 6.11(b) (the amount of any dividend described in this clause (y), an "Excess Dividend") and
(ii) the product of 1.1 and the amount of any Excess Dividend over $2.42.

                  (ii) As of the Effective Time, subject to Section 2.1(c), all shares of Company Common Stock outstanding immediately prior to the Effective Time shall no longer be outstanding and shall automatically be canceled and retired and shall cease to exist, and each holder of a certificate representing any such shares of Company Common Stock (each, a "Certificate") shall cease to have any rights with respect thereto, except the right to receive the Merger Consideration upon surrender of such certificate in accordance with Section 2.2, without interest.

                  (iii) Notwithstanding anything in this Agreement to the contrary, if, between the date of this Agreement and the Effective Time, the outstanding shares of Company Common Stock shall have been changed into a different number of shares or a different class by reason of any reclassification, recapitalization, split, combination, exchange of shares, readjustment or other similar transaction, or a stock dividend thereon shall be declared with a record date within said period, the Merger Consideration and any other relevant provisions of this Agreement shall be equitably adjusted.

               (b) Membership Interests of Merger Sub. The issued and outstanding membership interests of Merger Sub immediately prior to the Effective Time shall be converted into one share of common stock, par value $.01 per share, of the Surviving Corporation.

               (c) Cancellation of Parent-Owned and Merger Sub-Owned Stock. As of the Effective Time, each share of Company Common Stock outstanding immediately prior to the Effective Time and that is owned by Parent or Merger Sub (or any direct or indirect wholly owned subsidiary of Parent or Merger
   Sub) shall no longer be outstanding and shall automatically be canceled and retired and shall cease to exist, and no cash or other consideration shall be delivered or deliverable in exchange therefor.

            SECTION 2.2 Exchange of Certificates. (a) Paying Agent. Prior to the Closing, Parent shall select a bank or trust company reasonably satisfactory to the Company to act as paying agent (the "Paying Agent") for payment of the Merger Consideration upon surrender of Certificates. Promptly following the Effective Time, Parent shall deposit with the Paying Agent, for the benefit of the holders of shares of Company Common Stock, for exchange in accordance with this Article II, the amount of cash consideration payable pursuant to Section 2.1(a) in exchange for outstanding shares of Company Common Stock (such cash being hereinafter referred to as the "Exchange Fund"). The Exchange Fund may not be used for any purpose that is not provided for herein.

               (b) Payment Procedures. As soon as reasonably practicable after the Effective Time, the Paying Agent shall mail to each holder of record of a Certificate or Certificates whose shares were converted into the right to receive the Merger Consideration pursuant to Section 2.1(a), (i) a letter of transmittal and (ii) instructions for use in effecting the surrender of the Certificates in exchange for the Merger Consideration. Upon surrender of a Certificate for cancellation to the Paying Agent or to such other agent or agents as may be appointed by Parent, together with such letter of transmittal, duly executed, and such other documents as may reasonably be required by the Paying Agent, the holder of such Certificate shall be entitled to receive in exchange therefor the amount of cash into which the aggregate number of shares of Company Common Stock previously represented by such Certificate shall have been converted pursuant to Section 2.1(a), and the Certificate so surrendered shall forthwith be canceled. In the event of a transfer of ownership of Company Common Stock that is not registered in the transfer records of the Company, payment may be made to a person other than the person in whose name the Certificate so surrendered is registered, if such Certificate shall be properly endorsed or otherwise be in proper form for transfer and the person requesting such payment shall pay any transfer or other taxes required by reason of the payment to a person other than the registered holder of such Certificate or establish to the satisfaction of Parent that such tax has been paid or is not applicable. Until surrendered as contemplated by this Section 2.2, each Certificate shall be deemed at any time after the Effective Time to represent only the right to receive, upon surrender of such Certificate, the Merger Consideration into which the shares of Company Common Stock theretofore represented by such Certificate shall have been converted pursuant to Section 2.1(a). No interest shall be paid or accrue on any cash payable upon surrender of any Certificate.

               (c) No Further Ownership Rights in Company Common Stock. The Merger Consideration paid in accordance with the terms of this Article II upon conversion of any shares of Company Common Stock shall be deemed to have been paid in full satisfaction of all rights pertaining to such shares of Company Common Stock, subject, however, to the Surviving Corporation's obligation to pay any dividends or make any other distributions with a record date prior to the Effective Time that may have been declared or made by the Company on such shares of Company Common Stock in accordance with the terms of this Agreement or prior to the date of this Agreement and which remain unpaid at the Effective Time, and after the Effective Time there shall be no further registration of transfers on the stock transfer books of the Surviving Corporation of shares of Company Common Stock that were outstanding immediately prior to the Effective Time. If, after the Effective Time, any Certificates formerly representing shares of Company Common Stock are presented to the Surviving Corporation or the Paying Agent for any reason, they shall be canceled as provided in this Article II.

               (d) Termination of Exchange Fund. Any portion of the Exchange Fund that remains undistributed to the holders of Company Common Stock for nine months after the Effective Time shall be delivered to Parent and any holder of Company Common Stock who has not theretofore complied with this
   Article II shall thereafter look only to Parent and the Surviving Corporation for payment of its claim for Merger Consideration without any interest thereon.

               (e) No Liability. None of Parent, Merger Sub or the Company or the Paying Agent shall be liable to any person in respect of any cash delivered to a public official pursuant to any applicable abandoned property, escheat or similar law. If any Certificate has not been surrendered prior to seven years after the Effective Time (or immediately prior to such earlier date on which Merger Consideration in respect of such Certificate would otherwise escheat to or become the property of any governmental authority), any such cash in respect of such Certificate shall, to the extent permitted by applicable law, become the property of the Surviving Corporation, free and clear of all claims or interest of any person previously entitled thereto.

               (f) Investment of Exchange Fund. The Paying Agent shall invest the cash included in the Exchange Fund on a daily basis, as directed by Parent, in direct obligations of the United States of America, obligations for which the full faith and credit of the United

   States of America is pledged to provide for the payment of all principal and interest or commercial paper obligations receiving the highest rating from either Moody's Investors Service, Inc. or Standard & Poor's or a combination thereof, provided that, in any such case, no such instrument shall have a maturity exceeding three months. Any interest and other income resulting from such investments shall be paid to Parent. To the extent that there are losses with respect to such investments, or the Exchange Fund diminishes for other reasons below the level required to make prompt cash payments of the Merger Consideration as contemplated hereby, Parent shall promptly replace or restore the cash portion of the Exchange Fund lost through investments or other events so as to ensure that the Exchange Fund is, at all times, maintained at a level sufficient to make such cash payments.

            SECTION 2.3 Treatment of Company Options and Phantom Stock Rights.

               (a) As of the Effective Time, each Company Option which is outstanding as of immediately prior to the Effective Time shall be cancelled and the holder thereof shall be entitled to receive, as soon as practicable thereafter, an amount of cash from the Surviving Corporation equal to the product of (x) the total number of shares of Company Common Stock subject to such Company Option multiplied by (y) the excess of the amount of the Merger Consideration over the exercise price per share subject to such Company Option (with the aggregate amount of such payment to the holder to be rounded to the nearest cent).

               (b) Each Phantom Stock Right that is outstanding as of immediately prior to the Effective Time shall be adjusted to provide that such Phantom Stock Right shall be cancelled as of the Effective Time, and, in consideration of such cancellation, the holder thereof shall become entitled to receive for each Phantom Stock Right an amount of cash from the Surviving Corporation equal to the Merger Consideration; provided, that no such payment shall be made to such a holder with respect to a Phantom Stock Right if the holder has elected to defer payment thereof to a deferred compensation account under a Company Plan, and, in lieu thereof, such account shall be credited with a fully vested amount of cash equal to such payment.

               (c) The Company shall take all steps necessary to give effect to this Section 2.3. Any cash payments required to be made pursuant to this
   Section 2.3, and any cash payment in respect of Stock Awards, shall be subject to all applicable withholdings of Taxes.

                                   ARTICLE III

                  REPRESENTATIONS AND WARRANTIES OF THE COMPANY

            The Company hereby represents and warrants to Parent and Merger Sub as of the date of this Agreement (except in the case of any representation or warranty that by its express terms is made as of another specified date) that, except as set forth on the corresponding section of the disclosure schedule delivered by the Company to Parent and Merger Sub prior to the execution of this Agreement (the "Company Disclosure Schedule"):

            SECTION 3.1 Organization and Qualification; Subsidiaries. The Company and each of its subsidiaries is duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization and has the requisite power and authority to own, lease and operate its properties and assets and to carry on its business as it is now being conducted, except where any such failure to be so organized, existing or in good standing or to have such power or authority would not, individually or in the aggregate, have a Company Material Adverse Effect. Each of the Company and its subsidiaries is duly qualified or licensed to do business, and is in good standing, in each jurisdiction where the character of the properties owned, leased or operated by it or the management of properties for others or the conduct of its business makes such qualification or licensing necessary, except for any such failure to be so qualified or licensed or in good standing which would not, individually or in the aggregate, have a Company Material Adverse Effect. "Company Material Adverse Effect" means (x) any change or effect that has been or would be materially adverse to the business, financial condition or results of operations of the Company and its subsidiaries taken as a whole, other than any change or effect resulting from (i) changes in general international, national or regional economic or financial conditions, or changes in the securities market in general, (ii) general changes or developments in the industries in which the Company and its subsidiaries operate or (iii) changes in any laws or regulations or accounting regulations or principles applicable to the Company and its subsidiaries, or (y) any change or effect that would prevent or materially delay the ability of the Company to consummate the Merger and the transactions contemplated by this Agreement.

            SECTION 3.2 Charter and Bylaws. The Company has heretofore furnished or otherwise provided to Parent a complete and correct copy of the amended and restated charter together with any articles of amendment and articles supplementary thereto (the "Charter") and the bylaws together with any amendments thereto (the "Bylaws") of the Company as currently in effect. The Charter and the Bylaws are in full force and effect. The Company is not in violation of any provisions of its Charter or Bylaws in any material respect.

            SECTION 3.3 Capitalization. (a) The authorized capital stock of the Company consists of (i) 500,000,000 shares of Company Common Stock and (ii) 50,000,000 shares of preferred stock, par value $0.01 per share (the "Preferred Stock"), of which 10,000,000 shares are designated as Increasing Rate Cumulative Preferred Stock. As of August 17, 2004, (i) 103,306,804 shares of Company Common Stock were issued and outstanding, all of which were validly issued, fully paid and nonassessable and were issued free of preemptive rights or similar rights existing under the Charter, Bylaws or the MGCL or any contract or instrument to which the Company is a party or by which it is bound; (ii) an aggregate of 6,310,410 shares of Company Common Stock are deliverable in connection with the exercise of outstanding Company Options granted pursuant to the Company's 2001 Stock Incentive Plan, Amended and Restated 1999 Stock Incentive Plan, 1997 Stock Incentive Plan, 1994 Stock Incentive Plan and 1990 Stock Option Plan (the "Company Stock Plans"); (iii) 192,128 rights, (a) the value of each of which is equal to the value of a Share (each, a "Phantom Stock Right"), are outstanding under the Company's Deferred Compensation Plan for Outside Directors and Special Option Plan, and the Employment Agreement, dated September 24, 1998, as amended, to which the Company and its Chief Executive Officer are parties, (b) 87,128 of which are included in the number of shares of Company Common Stock issued and outstanding provided in clause (i) above, and (c) 105,000 of which are not included in the number of shares of Company Common Stock issued and outstanding provided in clause (i) above; (iv) an aggregate of 9,359,217 shares of

Company Common Stock were reserved for issuance under the Contingent Stock Agreement effective as of January 1, 1996 (the "CSA") by the Company in favor of the parties named therein; and (v) no shares of Preferred Stock were outstanding. Since August 17, 2004, no options to purchase shares of Company Common Stock (the "Company Options") or Preferred Stock have been granted and no shares of Company Common Stock or Preferred Stock have been issued, except (i) for shares of Company Common Stock issued pursuant to the exercise of Company Options or any Company Stock Plan that were subject to issuance on August 17, 2004, (ii) for the grant of awards consisting of shares of Company Common Stock ("Stock Awards") and Company Options (and issuances of Company Common Stock pursuant thereto) after the date hereof in accordance with Section 5.1 of this Agreement, (iii) for the issuance of shares of Company Common Stock in accordance with the CSA, or (iv) as otherwise permitted after the date hereof in accordance with Section 5.1. Except as set forth above, (A) there are not outstanding or authorized any (1) shares of capital stock or other voting securities of the Company, (2) securities of the Company or any of its subsidiaries convertible into or exchangeable for shares of capital stock or voting securities of the Company or any of its subsidiaries or (3) options or other rights to acquire from the Company or any of its subsidiaries, and no obligation of the Company to issue, any capital stock, voting securities or securities convertible into or exchangeable for capital stock or voting securities of the Company or any of its subsidiaries (collectively, "Company Securities"), (B) there are no outstanding obligations of the Company or any of its subsidiaries to repurchase, redeem or otherwise acquire any Company Securities and (C) there are no other options, calls, warrants or other rights, agreements, arrangements or commitments of any character, including registration rights agreements, relating to the issued or unissued capital stock of the Company or any of its subsidiaries to which the Company or the applicable subsidiary is a party.

               (b) There are no bonds, debentures, notes or other indebtedness of the Company having the right under applicable law or the Charter or Bylaws to vote (or convertible into, or exchangeable for, securities having the right to vote) on any matters on which stockholders of the Company may vote.

               (c) All (i) outstanding shares of capital stock of each of the Company's subsidiaries that is a corporation are duly authorized, validly issued, fully paid and nonassessable and (ii) equity interests of each of the Company's subsidiaries that is a partnership, limited liability company, business trust or other entity are duly authorized and validly issued.
   Section 3.3(c) of the Company Disclosure Schedule sets forth an accurate and complete list of each of the Company's subsidiaries, and the Company's ownership interests therein. All such shares and equity interests are owned by the Company or another subsidiary of the Company free and clear of all security interests, liens, claims, pledges, limitations in voting rights, charges or other encumbrances of any nature whatsoever ("Liens"), except where any such failure to own any such shares or equity interests free and clear would not, individually or in the aggregate, have a Company Material Adverse Effect.

               (d) The sole general partner of The Rouse Company LP (the "Operating Partnership") is TRCGP, Inc., a wholly owned subsidiary of the Company, and the limited partners of the Operating Partnership are The Rouse Company Business Trust and Howard Hughes Properties, Inc., each of which is a wholly owned subsidiary of the Company.

            SECTION 3.4 Authority Relative to This Agreement. The Company has all necessary corporate power and authority to execute and deliver this Agreement, to perform its obligations hereunder and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement by the Company, the performance by the Company of its obligations hereunder, and the consummation by the Company of the transactions contemplated hereby have been duly and validly authorized by all necessary corporate action and no other corporate proceedings on the part of the Company are necessary pursuant to the Charter or the MGCL to authorize this Agreement or to consummate the transactions so contemplated (other than the approval of the Merger by the affirmative vote of the holders of at least two-thirds of the voting power of the outstanding shares of Company Common Stock entitled to vote thereon (the "Company Requisite Vote")). This Agreement has been duly and validly executed and delivered by the Company and, assuming the due authorization, execution and delivery hereof by Parent and Merger Sub, constitutes a legal, valid and binding obligation of the Company enforceable against the Company in accordance with its terms, subject to the effects of bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and other similar laws relating to or affecting creditors' rights generally, and general equitable principles (whether considered in a proceeding in equity or at law). The board of directors of the Company (the "Company Board") has (i) approved this Agreement and declared the Merger advisable and fair to, and in the best interests of, the Company and the stockholders of the Company, (ii) resolved to recommend the approval of the Merger to the stockholders of the Company, and (iii) directed that the Merger be submitted to the stockholders of the Company for their approval. The only vote of the stockholders of the Company required pursuant to the Charter or the MGCL to approve the Merger is the Company Requisite Vote.

            SECTION 3.5 No Conflict; Required Filings and Consents. (a) The execution and delivery of, and the performance by the Company of its obligations under, this Agreement, do not and will not (i) conflict with or violate the Charter or Bylaws or any organizational document of any of the Company's subsidiaries, (ii) assuming that all consents, approvals and authorizations contemplated by subsection (b) below have been obtained and all filings described in such subsection (b) have been made, conflict with or violate any law, rule, regulation, order, judgment or decree applicable to the Company or any of its subsidiaries or by which its or any of their respective properties are bound, (iii) result in the creation of any Lien on any of the material properties or assets of the Company or any of its subsidiaries or (iv) result in
(A) any breach or violation of or constitute a default (or an event which with notice or lapse of time or both would become a default) or result in the loss of a benefit under, or give rise to any right of termination, cancellation, amendment or acceleration of, any Contract to which the Company or any of its subsidiaries is a party or by which the Company or any of its subsidiaries or its or any of their respective properties or assets are bound or (B) any change of any rights or obligations of any party to a Contract to which the Company or any of its subsidiaries is a party or by which the Company or any of its subsidiaries or its or any of their respective properties or assets are bound, except, in the case of clauses (ii), (iii) and (iv) above, for any such conflict, violation, Lien, breach, default, loss, right, change or other occurrence which would not, individually or in the aggregate, have a Company Material Adverse Effect.

               (b) The execution and delivery of this Agreement by the Company, the performance by the Company of its obligations hereunder, and the consummation of the Merger and the other transactions contemplated hereby, do not and will not require any consent, approval, authorization or permit of, action by, filing with or notification to, any governmental or regulatory authority, except for (i) applicable requirements of the Securities Exchange Act of 1934, as amended (together with the rules and regulations promulgated thereunder, the "Exchange Act"), and state securities, takeover and "blue sky" laws, (ii) the filing with and acceptance for record by the Department of the Articles of Merger as required by the MGCL and MLLCA and appropriate documents with the relevant authorities of other states in which the Company is qualified to do business, and (iii) any such consent, approval, authorization, permit, action, filing or notification the failure to make or obtain which would not, individually or in the aggregate, have a Company Material Adverse Effect.

            SECTION 3.6 Compliance. Neither the Company nor any of its subsidiaries is in violation of any law, rule, regulation, order, judgment or decree applicable to the Company or any of its subsidiaries or by which its or any of their respective properties or assets are bound, except for any such violation which would not, individually or in the aggregate, have a Company Material Adverse Effect. The Company and its subsidiaries have all permits, licenses, authorizations, exemptions, orders, consents, approvals and franchises from governmental and regulatory agencies required to conduct their respective businesses as now being conducted, except for any such permit, license, authorization, exemption, order, consent, approval or franchise the absence of which would not, individually or in the aggregate, have a Company Material Adverse Effect.

            SECTION 3.7 SEC Filings; Financial Statements. (a) The Company has filed or otherwise transmitted all forms, reports, statements, certifications and other documents required to be filed with the Securities and Exchange Commission (the "SEC") since January 1, 2003 (collectively with the forms, reports, statements, certifications and other documents required to be filed with the SEC subsequent to the date of this Agreement, the "Company SEC Reports"), each of which, as finally amended, has complied as to form in all material respects with the applicable requirements of the Securities Act of 1933, as amended (together with the rules and regulations promulgated thereunder, the "Securities Act"), or the Exchange Act, each as in effect on the date so filed. None of the Company SEC Reports already filed contained, when filed as finally amended, nor will any Company SEC Reports filed subsequent to the date of this Agreement contain, any untrue statement of a material fact or omitted or will omit to state a material fact required to be stated or incorporated by reference therein or necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading.

               (b) The audited consolidated financial statements of the Company (including any related notes thereto) for the fiscal years ended December 31, 2002 and December 31, 2003 included in the Company's Annual Report on Form 10-K for the fiscal year ended December 31, 2003 filed with the SEC have been prepared and, any audited consolidated financial statements of the Company (including any related notes thereto) filed after the date of this Agreement, will be prepared, in accordance with generally accepted accounting principles applied on a consistent basis throughout the periods involved (except as may be indicated in the notes thereto) and fairly present, and, if filed after the date of this Agreement, will fairly present, in all material respects the consolidated financial position of the Company and its subsidiaries at the respective dates thereof and the consolidated statements of operations, cash flows and changes in stockholders' equity for the periods indicated. The unaudited consolidated financial statements of the Company (including any related notes thereto) included in or incorporated by reference into the Company SEC Reports filed with the SEC have been prepared, and, if filed after the date of this Agreement, will be prepared, in accordance with generally accepted accounting principles applied on a consistent basis throughout the periods involved (except as may be indicated in the notes thereto) and fairly present, and, if filed after the date of this Agreement, will fairly present, in all material respects the consolidated financial position of the Company and its subsidiaries as of the date thereof and the consolidated statements of operations and cash flows for the periods indicated (subject to normal period-end adjustments that will not be material in amount or effect).

               (c) The management of the Company has (x) implemented disclosure controls and procedures (as defined in Rule 13a-15(e) of the Exchange Act) to ensure that material information relating to the Company, including its consolidated subsidiaries, is made known to the management of the Company by others within those entities, and (y) has disclosed, based on its most recent evaluation, to the Company's outside auditors and the audit committee of the Company Board (A) all significant deficiencies and material weaknesses in the design or operation of internal control over financial reporting (as defined in Rule 13a-15(f) of the Exchange Act) which are reasonably likely to adversely affect the Company's ability to record, process, summarize and report financial data and (B) any fraud, whether or not material, that involves management or other employees who have a significant role in the Company's internal control over financial reporting. A summary of any of those disclosures made by management to the Company's auditors and audit committee is set forth in Section 3.7(c) of the Company Disclosure Schedule.

               (d) Since July 31, 2002, (x) neither the Company nor any of subsidiaries nor, to the knowledge of the officers of the Company, any director, officer, employee, auditor, accountant or representative of the Company or any of its subsidiaries has received or otherwise had or obtained knowledge of any material complaint, allegation, assertion or claim, whether written or oral, regarding the accounting or auditing practices, procedures, methodologies or methods of the Company or any of its subsidiaries or their respective internal accounting controls, including any material complaint, allegation, assertion or claim that the Company or any of its subsidiaries has engaged in questionable accounting or auditing practices, and (y) no attorney representing the Company or any of its subsidiaries, whether or not employed by the Company or any of its subsidiaries, has reported evidence of a material violation of securities laws, breach of fiduciary duty or similar violation by the Company or any of its officers, directors, employees or agents to the Company Board or any committee thereof or to any director or officer of the Company.

            SECTION 3.8 Absence of Certain Changes or Events. Except with respect to factual developments disclosed in the Company SEC Reports filed on or after March 9, 2004 and prior to the date hereof (and excluding any forward looking statements or other expressions of expectation, possibility or risk disclosed in such Company SEC Reports), since December 31, 2003, the Company and its subsidiaries have conducted their respective businesses only in, and have not engaged in any material transaction other than according to, the ordinary course of such businesses consistent with past practices and there has not been any change, development, event or occurrence that, individually or in the aggregate, has had or would have a Company Material Adverse Effect.

      SECTION 3.9 Absence of Litigation. There are no suits, claims, actions, proceedings or investigations pending or, to the knowledge of the Company, threatened against the Company or any of its subsidiaries, other than any such suit, claim, action, proceeding or investigation that would not, individually or in the aggregate, have a Company Material Adverse Effect. Neither the Company nor any of its subsidiaries nor any of their respective properties or assets is or are subject to any order, writ, judgment, injunction, decree or award which has or would have a Company Material Adverse Effect. As of the date hereof, no investigation or review, including with respect to any accounting or disclosure practices of the Company or any of its subsidiaries or any malfeasance by any executive officer or director of the Company, by any governmental authority, including the SEC, is pending or, to the knowledge of the Company, has been threatened against the Company or any of its subsidiaries.

      SECTION 3.10 Employee Benefit Plans; Labor. (a) Section 3.10(a) of the Company Disclosure Schedule contains a true and complete list of each material "employee benefit plan" (within the meaning of Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA"), and each other material director and employee plan, program, agreement or arrangement, vacation or sick pay policy, fringe benefit plan, and compensation, severance or employment agreement contributed to, sponsored or maintained by the Company or any of its subsidiaries as of the date hereof for the benefit of any employees (and former employees) and directors (and former directors) of the Company and its subsidiaries (such plans, programs, agreements and arrangements, collectively, "Company Plans") and also describes any multiemployer plans (within the meaning of ERISA Section 4001(a)(3)) contributed to by the Company.

            (b) Except as would not, individually or in the aggregate, have a Company Material Adverse Effect, each Company Plan has been established and administered in accordance with its terms and in compliance with the applicable provisions of ERISA, the Internal Revenue Code of 1986, as amended (the "Code"), and other applicable laws, rules and regulations.

            (c) Neither the Company nor any of its subsidiaries has now, or at any time has had, any material liability or obligation to any multiemployer plan (within the meaning of ERISA Section 4001(a)(3)).

            (d) Except as would not, individually or in the aggregate, have a Company Material Adverse Effect, with respect to each Company Plan, no actions, suits or claims (other than routine claims for benefits in the ordinary course) are pending or, to the knowledge of the Company, threatened. The Company or its subsidiaries may amend or terminate any retiree health and life coverage obligation at any time without incurring any material liability thereunder other than in respect of claims incurred prior to such amendment or termination.

            (e) Except as would not, individually or in the aggregate, have a Company Material Adverse Effect, (i) the Company has not incurred any liability under Title IV of ERISA that has not been satisfied in full, and
      (ii) to the knowledge of the Company, no condition exists that presents a risk to the Company of incurring any such liability other than liability for premiums due the Pension Benefit Guaranty Corporation.

            (f) Except as would not, individually or in the aggregate, have a Company Material Adverse Effect, all contributions required to be made under each Company Plan have been timely made.

            (g) Except as would not, individually or in the aggregate, have a Company Material Adverse Effect, each Company Plan which is intended to be qualified under Section 401(a) of the Code has received a determination letter to that effect from the Internal Revenue Service (the "IRS") covering all tax law changes prior to the Economic Growth and Tax Relief Reconciliation Act of 2001 or has applied to the IRS for such favorable determination letter within the applicable remedial amendment period and, to the knowledge of the Company, no circumstances exist which could reasonably be expected to materially adversely affect such qualification or any exemption from such qualification.

            (h) Except as would not, individually or in the aggregate, have a Company Material Adverse Effect, there has been no amendment to, announcement by the Company or any of its subsidiaries relating to, or change in employee participation or coverage under, any Company Plan that would increase the expense of maintaining such Company Plan above the level of the expense incurred therefor for the most recent fiscal year. None of the execution and delivery of, the stockholder approval of, the performance by the Company of its obligations under, or the consummation of the transactions contemplated by, this Agreement, will (either alone or upon occurrence of any additional or subsequent events) (i) constitute an event under any Company Plan or any trust or loan related to any of those plans or agreements that will or may result in any material payment, acceleration, forgiveness of indebtedness, vesting, distribution, increase in benefits or obligation to fund benefits with respect to any employee of the Company or any of its subsidiaries, or (ii) result in the triggering or imposition of (x) any material restrictions or limitations on the right of the Company or any of its subsidiaries to amend or terminate any Company Plan, or (y) result in any material "excess parachute payments" within the meaning of Section 280G(b)(1) of the Code.

            (i) Except as would not, individually or in the aggregate, have a Company Material Adverse Effect, (i) there are no controversies pending or, to the knowledge of the Company, threatened, between the Company or any of its subsidiaries and any of their respective employees; (ii) neither the Company nor any of its subsidiaries is in breach of any collective bargaining agreement or other labor union contract applicable to persons employed by the Company or any of its subsidiaries, nor does the Company know of any activities or proceedings of any labor union to organize any significant number of such employees; and (iii) within the past three years there have been no, nor does the Company have any knowledge of any, threatened strikes, slowdowns, work stoppages, lockouts, or threats thereof, by or with respect to any employees of the Company or any of its subsidiaries.

      SECTION 3.11 Tax Matters. (a) Except as would not, individually or in the aggregate, have a Company Material Adverse Effect, the Company and each of its subsidiaries have (i) timely filed (taking into account any extension of time within which to file) all Tax Returns required to be filed by any of them in the manner provided by law and all such filed Tax Returns were complete and accurate in all material respects and (ii) paid all Taxes shown on such Tax Returns to be due and payable. Except as would not, individually or in the aggregate, have a

Company Material Adverse Effect, since December 31, 2003, the Company has incurred no liability for Taxes under Sections 857(b), 860(c), or 4981 of the Code. Except as would not, individually or in the aggregate, have a Company Material Adverse Effect, (x) since December 31, 2003, neither the Company nor any of its subsidiaries has incurred any material liability for Taxes other than in the ordinary course of business and (y) no audits have begun or been threatened in writing and no deficiencies for material Taxes have been asserted or assessed or threatened in writing by a governmental authority against the Company or any of its subsidiaries.

            (b) Neither the Company nor any of its subsidiaries (i) is or, since January 1, 1997, has been a member of an affiliated group filing a consolidated tax return (other than a group the common parent of which was the Company or an entity listed in Section 3.11(b) of the Company Disclosure Schedule) or (ii) is a party to any (1) Tax allocation or sharing agreement and/or (2) Tax Protection Agreement.

            (c) The Company, (i) for each taxable year beginning with its taxable year ended on December 31, 1998, has been subject to taxation as a real estate investment trust within the meaning of the Code ("REIT") and has satisfied the requirements to qualify as a REIT for such years, (ii) has operated since December 31, 2003, and intends to continue to operate, consistent with the requirements for qualification and taxation as a REIT, and (iii) has not taken any action or omitted to take any action which would reasonably be expected to result in a successful challenge by the Internal Revenue Service to the Company's status as a REIT, and no such challenge is pending, or to the knowledge of the Company, threatened.

            (d) The Company is a "domestically-controlled REIT" within the meaning of Section 897(h) of the Code.

            As used in this Agreement, the term (i) "Taxes" shall mean all federal, state, local and foreign income, profits, franchise, license, transfer, recording, gross receipts, environmental, customs duty, capital stock, severances, stamp, payroll, sales, employment, unemployment, disability, use, property, withholding, excise, production, value added, occupancy and other taxes, duties or assessments of any nature whatsoever, together with all interest, penalties and additions imposed with respect to such amounts and any interest in respect of such penalties and additions, and (ii) "Tax Return" shall mean all returns and reports (including elections, declarations, disclosures, attachments, schedules, work papers, estimates and information returns) required to be supplied to a Tax authority relating to Taxes.

            (e) As used herein, "Tax Protection Agreement" mean a Contract, either oral or written, that has as one of its purposes to permit a person to take a position that such person could defer federal taxable income that otherwise might have been recognized upon a transfer of property to the Company or any of its subsidiaries and that (i) prohibits or restricts in any manner the disposition of any assets of the Company or any of its subsidiaries, (ii) requires that the Company or any of its subsidiaries maintain, put in place, or replace, indebtedness, whether or not secured by one or more Properties, or (iii) requires that the Company or any of its subsidiaries offer to any Person at any time the opportunity to guarantee or otherwise assume, directly or indirectly (including, without limitation, through a

      "deficit restoration obligation," guarantee (including, without limitation, a "bottom" guarantee), indemnification agreement or other similar arrangement), the risk of loss for federal income tax purposes of indebtedness or other liabilities of the Company or any of its subsidiaries. Except as would not, individually or in the aggregate, have a Company Material Adverse Effect, none of the Company or any of its subsidiaries is in violation of or in default of any Tax Protection Agreement.

      SECTION 3.12 Proxy Statement. The Proxy Statement shall not at the time the Proxy Statement is cleared by the SEC contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. The Proxy Statement to be sent to the stockholders of the Company in connection with the Company Stockholders Meeting will, at the time of the Company Stockholders Meeting, comply as to form in all material respects with the requirements of the Exchange Act. Notwithstanding the foregoing, the Company makes no representations or warranties with respect to information that has been or will be supplied by Parent or Merger Sub, or any of their respective representatives, specifically for use in the Proxy Statement.

      SECTION 3.13 Opinion of Financial Advisor. Each of Goldman, Sachs & Co. and Deutsche Bank Securities Inc. (the "Company Financial Advisors") has delivered to the Company Board its written opinion (or oral opinion to be confirmed in writing), dated as of the date hereof, that, as of such date, the Merger Consideration is fair, from a financial point of view, to the holders of the Company Common Stock.

      SECTION 3.14 Brokers. No broker, finder or investment banker (other than the Company Financial Advisors) is entitled to any brokerage, finder's or other fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by and on behalf of the Company or any of its subsidiaries.

      SECTION 3.15 Takeover Statutes; Rights Plans. No "fair price," "moratorium," "control share acquisition" or other similar anti-takeover statute or regulation enacted under the MGCL or the federal laws in the United States applicable to the Company is applicable to the Merger, including any takeover provision in its organizational documents. As of the date of this Agreement, the Company does not have any stockholder rights plan in effect. The Company Board has approved this Agreement and declared the Merger advisable for purposes of Sections 3-601 et seq. of the MGCL.

      SECTION 3.16 Intellectual Property. Except as would not, individually or in the aggregate, have a Company Material Adverse Effect: (i) the Company and its subsidiaries own or have the rights to use all patents, inventions, copyrights, software, trademarks, service marks, domain names, trade dress, trade secrets and all other intellectual property rights of any kind or nature ("Intellectual Property") used in their business as currently conducted, all of which shall survive the execution of this Agreement and the consummation of the Merger and the other transactions contemplated hereby; and (ii)(x) to the knowledge of the Company, such Intellectual Property does not infringe the Intellectual Property of any third party and is not being infringed by any third party; and (y) there is no action pending and no claim has been asserted or threatened in writing alleging the same.

      SECTION 3.17 Environmental Matters. (a) Except as would not, individually or in the aggregate, have a Company Material Adverse Effect: (i) the Company and each of its subsidiaries have complied with all applicable Environmental Laws (as defined below), and possess and comply with all applicable Environmental Permits (as defined below) required under such laws to operate as it presently operates; (ii) there have been no releases of Materials of Environmental Concern (as defined below) at any property owned or operated by the Company or any of its subsidiaries or, to the knowledge of the Company, by any other party, under circumstances that would reasonably be expected to result in liability of the Company or any of its subsidiaries under any applicable Environmental Law; (iii) neither the Company nor any of its subsidiaries has received any written notification alleging any violation of any Environmental Law or that it is liable for, or requesting information pursuant to Section 104(e) of the Comprehensive Environmental Response, Compensation and Liability Act or similar state statute concerning, any release or threatened release of Materials of Environmental Concern at any location, except, with respect to any such notification or request for information concerning any such release or threatened release, to the extent such matter has been resolved with the appropriate foreign, Federal, state or local regulatory authority or otherwise;
(iv) neither the Company nor any of its subsidiaries is subject to any order, decree or injunction issued by any governmental authority or any indemnity or other agreement with any third party relating to liability under any Environmental Law or otherwise relating to any Materials of Environmental Concern; and (v) there are no conditions or circumstances that would give rise to liability under any Environmental Laws.

            (b) Notwithstanding any other representations and warranties in this Agreement, the representations and warranties in this Section 3.17 are the only representations and warranties in this Agreement with respect to Environmental Laws or Materials of Environmental Concern.

            (c) For purposes of this Agreement, the following terms shall have the meanings assigned below:

            "Environmental Laws" shall mean all foreign, federal, state, or local statutes, regulations, ordinances, codes, or decrees protecting the environment and health and safety, including the quality of the ambient air, soil, surface water or groundwater, in effect as of the date of this Agreement.

            "Environmental Permits" shall mean all permits, licenses, registrations, and other authorizations required under applicable Environmental Laws.

            "Materials of Environmental Concern" shall mean any "hazardous", "acutely hazardous", or "toxic" substance, pollutant, contaminant or waste as defined and regulated under Environmental Laws, including the Comprehensive Environmental Response, Compensation and Liability Act and the Resource Conservation and Recovery Act.

      SECTION 3.18 Investment Company Act of 1940. Neither the Company nor any of its subsidiaries is required to be registered as an investment company under the Investment Company Act of 1940, as amended.

      SECTION 3.19 Affiliate Transactions. There are no transactions, agreements, arrangements or understandings between the Company or its subsidiaries, on the one hand, and the Company's affiliates (other than subsidiaries of the Company) or other persons, on the other hand, that would be required to be disclosed under Item 404 of Regulation S-K.

      SECTION 3.20 Contracts. (a) Except for any default that would not, individually or in the aggregate, have a Company Material Adverse Effect, (i) neither the Company nor any of its subsidiaries is in default under any material Contract to which the Company or any of its subsidiaries is a party or by which it or any of the Company Properties or Leased Properties or assets is bound nor, to the knowledge of the Company, is any other party thereto in default thereunder, and (ii) no event has occurred that with the lapse of time or the giving of notice or both would constitute a default thereunder by the Company or any of its subsidiaries, or to the knowledge of the Company, any other party. No party to any such material Contract, has given notice to the Company or any of its subsidiaries of, or made a claim against the Company or any of its subsidiaries with respect to, any breach or default thereunder, in any such case, where such breach or default would, individually or in the aggregate, have a Company Material Adverse Effect. Assuming the material Contracts have been duly authorized, executed and delivered by the respective other parties thereto, except as would not have a Company Material Adverse Effect, the material Contracts are valid, binding and enforceable obligations of the Company, its subsidiaries and the other parties thereto (except as such enforceability may be subject to any bankruptcy, insolvency, reorganization, moratorium, fraudulent transfer or other similar laws relating to or affecting creditors rights generally and general equitable principles.

            (b) Section 3.20(b) of the Company Disclosure Schedule contains a true and complete list of all Contracts between the Company or any of its subsidiaries, on the one hand, and the persons listed therein, on the other hand, pursuant to which the Company or any of its subsidiaries, on the one hand, and such persons, on the other hand, have any continuing obligations.

      SECTION 3.21 Properties. The Company or a subsidiary of the Company (each a "Company Property Owner") owns fee simple title to each of the real properties (or the applicable portion thereof) described in the Company's Annual Report on Form 10-K for the fiscal year ended December 31, 2003 as being owned in fee, as adjusted to reflect purchases and sales disclosed in the Company SEC Reports prior to the date hereof (collectively, the "Company Properties"), and a valid leasehold estate to each of the real properties subject to a lease described in the Company's Annual Report on Form 10-K for the fiscal year ended December 31, 2003, as adjusted to reflect purchases and sales disclosed in the Company SEC Reports prior to the date hereof (collectively, the "Leased Properties"). Except as would not, individually or in the aggregate, have a Company Material Adverse Effect, the interests of the Company Property Owners in the Company Properties and the Leased Properties are good, marketable and insurable, and the same are owned free and clear of Encumbrances except for (i) liens, mortgages or deeds of trust, claims against title, options, rights of first offer or refusal, charges which are liens, security interests or other encumbrances on title (collectively, "Encumbrances") related to indebtedness incurred in the ordinary course of business, (ii) inchoate Encumbrances imposed for construction work in progress, including mechanics' liens, workers' or repairmen's liens, or otherwise incurred in the ordinary course of business that do not adversely affect in any material respect the use or operation of the applicable Company Property, (iii) easement agreements that do not adversely affect in any material respect the use or operation of the applicable Company Property, (iv) matters as would be disclosed on current title reports or surveys that arise in the ordinary course and do not adversely affect in any material respect the value, use or operation of the applicable Company Property, (v) real estate Taxes and special assessments not yet due and payable (except as are being contested in good faith by appropriate proceedings or for which reserves in accordance with generally accepted accounting practices have been set forth on the books of the relevant Company Property Owner), (vi) leases or other occupancy agreements affecting a Company Property and (vii) other Encumbrances that would not have a Company Material Adverse Effect. No written termination of or notice of default has been received by the Company or any of its subsidiaries under a ground lease relating to the Lease Properties, except as would, individually or in the aggregate, have a Company Material Adverse Effect. Except as would not have a Company Material Adverse Effect, valid policies of title insurance have been issued insuring the Company Property Owner's fee simple title or leasehold estate to each of the Company Properties, and no material claim has been made against any such policies.

      SECTION 3.22 Non-Competition Agreements. Except with respect to single purpose entities which are restricted as such under terms of their organizational documents or financings applicable to them, neither the Company nor any of its subsidiaries is a party to any Contract which purports to restrict or prohibit in any material respect any of them from, directly or indirectly, (a) engaging in any business currently engaged in by the Company or
(b) conducting any business currently engaged in by the Company in any geographic location, except those non-material restrictions contained in the reciprocal easement agreements in respect of the Company Properties and the Leased Properties. To the knowledge of the Company, none of the officers, directors or key employees of the Company or any of its subsidiaries is a party to any Contract which, by virtue of such person's relationship with Company or any of its subsidiaries, restricts in any material respect Company or any of its subsidiaries from, directly or indirectly, engaging in any of the businesses described above.

      SECTION 3.23 Insurance. The Company and each of its subsidiaries maintains insurance coverage with reputable insurers, or maintains self-insurance practices, in such amounts and covering such risks as are in accordance with normal industry practice for companies engaged in businesses similar to that of the Company and its subsidiaries (taking into account the cost and availability of such insurance). Neither the Company nor any of its subsidiaries has received any notice of cancellation or termination with respect to any insurance policy of the Company or any of its subsidiaries. Each insurance policy that currently insures the business, property, operations, employees or officers of the Company or any of its subsidiaries is in full force and effect and the premiums due thereunder have been paid as they became due and payable.

      SECTION 3.24 No Other Representations or Warranties. Except for the representations and warranties contained in this Article III, each of Parent and Merger Sub acknowledges that neither the Company nor any other person on behalf of the Company makes any other express or implied representation or warranty with respect to the Company or with respect to any other information provided to Parent or Merger Sub. Neither the Company nor any other person will have or be subject to any liability or indemnification obligation to Parent, Merger Sub or any other person resulting from the distribution to Parent or Merger Sub of, or

Parent's or Merger Sub's use of, any such information, including any information, documents or other material made available to Parent or Merger Sub in expectation of the transactions contemplated by this Agreement.

                                   ARTICLE IV

                        REPRESENTATIONS AND WARRANTIES OF
                              PARENT AND MERGER SUB

      Parent and Merger Sub hereby, jointly and severally, represent and warrant to the Company as of the date of this Agreement (except in the case of any representation or warranty that by its express terms is made as of another specified date) that, except as set forth on the corresponding section of the disclosure schedule delivered by Parent and Merger Sub to the Company prior to the execution of this Agreement (the "Parent Disclosure Schedule"):

      SECTION 4.1 Organization and Qualification. Each of Parent and Merger Sub, is duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization and has the requisite power and authority to own, operate or lease its properties and assets and to carry on its business as it is now being or will be conducted, except where the failure to be so organized, existing or in good standing or to have such power or authority would not, individually or in the aggregate, prevent or materially delay or impair the ability of Parent or Merger Sub to consummate the transactions contemplated hereby (a "Parent Material Adverse Effect"). Parent and each of its subsidiaries is duly qualified or licensed to do business, and is in good standing in each jurisdiction where the character of its properties owned, leased or operated by it or the management of properties for others or the conduct of its business makes such qualification or licensing necessary, except for any such failure to be so qualified or licensed or in good standing which would not, individually or in the aggregate, have a Parent Material Adverse Effect. Parent owns beneficially and of record all of the outstanding membership interests of Merger Sub free and clear of all Liens.

      SECTION 4.2 Authority Relative to This Agreement. Each of Parent and Merger Sub has all necessary corporate power and authority to execute and deliver this Agreement, to perform its obligations hereunder and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement by each of Parent and Merger Sub, the performance by each of Parent and Merger Sub of its obligations under this Agreement, and the consummation by each of Parent and Merger Sub of the transactions contemplated hereby have been duly and validly authorized by all necessary action and no other proceedings on the part of Parent or Merger Sub are necessary pursuant to their respective organizational documents, the Delaware General Corporation Law, the MGCL or the MLLCA to authorize this Agreement or to consummate the transactions so contemplated. This Agreement has been duly and validly executed and delivered by Parent and Merger Sub and, assuming the due authorization, execution and delivery hereof by the Company, constitutes a legal, valid and binding obligation of each such entity enforceable against such entity in accordance with its terms, subject to the effects of bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and other similar laws relating to or affecting creditors' rights generally, and general equitable principles (whether considered in a proceeding in equity or at law). The board of directors of Parent (the "Parent Board") and Parent, as the sole member of Merger Sub, have approved this Agreement.

The vote or consent of Parent or a subsidiary of Parent as the sole member of Merger Sub (which shall have occurred prior to the Effective Time) is the only vote or consent of the stockholders of Parent or the members of Merger Sub necessary to approve this Agreement or the Merger or the transactions contemplated hereby.

      SECTION 4.3 No Conflict; Required Filings and Consents. (a) The execution and delivery of, and performance by each of Parent and Merger Sub of its obligations under, this Agreement, do not and will not (i) conflict with or violate the respective organizational documents of Parent or Merger Sub, (ii) assuming that all consents, approvals and authorizations contemplated by subsection (b) below have been obtained and all filings described in subsection
(b) below have been made, conflict with or violate any law, rule, regulation, order, judgment or decree applicable to Parent or Merger Sub or by which either of them or their respective properties are bound or (iii) result in any breach or violation of or constitute a default (or an event which with notice or lapse of time or both would become a default) or result in the loss of a material benefit under, or give rise to any right of termination, cancellation, material amendment or material acceleration of, any Contract to which Parent or Merger Sub is a party or by which Parent or Merger Sub or any of their respective properties are bound, except, in the case of clauses (ii) and (iii) of this subsection (a), for any such conflict, violation, breach, default, loss, right or other occurrence which would not, individually or in the aggregate, have a Parent Material Adverse Effect.

            (b) The execution and delivery of this Agreement by each of Parent and Merger Sub, the performance by each of Parent and Merger Sub of its obligations under this Agreement, and the consummation by Merger Sub of the Merger and the other transactions contemplated hereby do not and will not require any consent, approval, authorization or permit of, action by, filing with or notification to, any governmental or regulatory authority, except for (i) applicable requirements of the Exchange Act, and state securities, takeover and "blue sky" laws, (ii) the filing with and the acceptance for record by the Department of the Articles of Merger as required by the MGCL and appropriate documents with the relevant authorities of other states in which Parent is qualified to do business, and (iii) any such consent, approval, authorization, permit, action, filing or notification the failure of which to make or obtain would not, individually or in the aggregate, have a Parent Material Adverse Effect.

      SECTION 4.4 Compliance. Neither Parent nor any of its subsidiaries is in violation of any law, rule, regulation, order, judgment or decree applicable to Parent or any of its subsidiaries or by which its or any of their respective properties are bound, except for any such violation which would not, individually or in the aggregate, have a Parent Material Adverse Effect. Parent and its subsidiaries have all permits, licenses, authorizations, exemptions, orders, consents, approvals and franchises from governmental and regulatory agencies required to conduct their respective businesses as now being conducted, except for any such permit, license, authorization, exemption, order, consent, approval or franchise the absence of which would not, individually or in the aggregate, have a Parent Material Adverse Effect.

      SECTION 4.5 SEC Filings; Financial Statements. (a) Parent has filed or otherwise transmitted all forms, reports, statements, certifications and other documents required to be filed with the SEC since January 1, 2003 (collectively with the forms, reports, statements, certifications and other documents required to be filed with the SEC subsequent to the date of this Agreement, the "Parent SEC Reports"), each of which, as finally amended, has complied as to form in all material respects with the applicable requirements of the Securities Act or the Exchange Act, each as in effect on the date so filed. None of the Parent SEC Reports already filed contained, when filed as finally amended, nor will any Parent SEC Reports filed subsequent to the date of this Agreement contain, any untrue statement of a material fact or omitted or will omit to state a material fact required to be stated or incorporated by reference therein or necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading.

            (b) The audited consolidated financial statements of Parent (including any notes related thereto) for the fiscal years ended December 31, 2002 and December 31, 2003 included in Parent's Annual Report on Form 10-K for the fiscal year ended December 31, 2003 filed with the SEC have been prepared, and, any audited consolidated financial statements of Parent (including any related notes thereto) filed after the date of this Agreement, will be prepared, in accordance with generally accepted accounting principles applied on a consistent basis throughout the periods involved (except as may be indicated in the notes thereto) and fairly present, and, if filed after the date of this Agreement, will fairly present, in all material respects the consolidated financial position of the Parent and its subsidiaries at the respective dates thereof and the consolidated statements of operations, cash flows and changes in stockholders' equity for the periods indicated. The unaudited consolidated financial statements of Parent (including any related notes thereto) included in or incorporated by reference into the Parent SEC Reports filed with the SEC have been prepared, and, if filed after the date of this Agreement, will be prepared, in accordance with generally accepted accounting principles applied on a consistent basis throughout the periods involved (except as may be indicated in the notes thereto) and fairly present, and, if filed after the date of this Agreement, will fairly present, in all material respects the consolidated financial position of Parent and its subsidiaries as of the date thereof and the consolidated statements of operations and cash flows for the periods indicated (subject to normal period-end adjustments that will not be material in amount or effect).

            (c) The management of Parent has (x) implemented disclosure controls and procedures (as defined in Rule 13a-15(e) of the Exchange Act) to ensure that material information relating to Parent, including its consolidated subsidiaries, is made known to the management of Parent by others within those entities, and (y) has disclosed, based on its most recent evaluation, to Parent's outside auditors and the audit committee of the Parent Board (A) all significant deficiencies and material weaknesses in the design or operation of internal control over financial reporting (as defined in Rule 13a-15(f) of the Exchange Act) which are reasonably likely to adversely affect Parent's ability to record, process, summarize and report financial data and (B) any fraud, whether or not material, that involves management or other employees who have a significant role in Parent's internal control over financial reporting. A summary of any of those disclosures made by management to Parent's auditors and audit committee is set forth in Section 4.4(c) of the Parent Disclosure Schedule.

            (d) Since July 31, 2002, (x) neither Parent nor any of its subsidiaries nor, to the knowledge of the officers of Parent, any director, officer, employee, auditor, accountant or representative of Parent or any of its subsidiaries has received or otherwise had or obtained knowledge of any material complaint, allegation, assertion or claim, whether written or oral, regarding the accounting or auditing practices, procedures, methodologies or methods of Parent or any of its subsidiaries or their respective internal accounting controls, including any material complaint, allegation, assertion or claim that Parent or any of its subsidiaries has engaged in questionable accounting or auditing practices, and (y) no attorney representing Parent or any of its subsidiaries, whether or not employed by Parent or any of its subsidiaries, has reported evidence of a material violation of securities laws, breach of fiduciary duty or similar violation by Parent or any of its officers, directors, employees or agents to the Parent Board or any committee thereof or to any director or officer of Parent.

      SECTION 4.6 Absence of Certain Changes or Events. Except with respect to factual developments disclosed in the Parent SEC Reports filed on or after March 12, 2004 and prior to the date hereof (and excluding any forward looking statements or other expressions of expectation, possibility or risk disclosed in such Parent SEC Reports), since December 31, 2003, Parent and its subsidiaries have conducted their respective businesses only in, and have not engaged in any material transaction other than according to, the ordinary course of such businesses consistent with past practices and there has not been any change, development, event or occurrence that, individually or in the aggregate, has had or would have a Parent Material Adverse Effect.

      SECTION 4.7 Absence of Litigation. There are no suits, claims, actions, proceedings or investigations pending or, to the knowledge of Parent, threatened against Parent or any of its subsidiaries, other than any such suit, claim, action, proceeding or investigation that would not, individually or in the aggregate, have a Parent Material Adverse Effect. Neither Parent nor any of its subsidiaries nor any of their respective properties or assets is or are subject to any order, writ, judgment, injunction, decree or award which would, individually or in the aggregate, have a Parent Material Adverse Effect. As of the date hereof, no investigation or review, including with respect to any accounting or disclosure practices of Parent or any of its subsidiaries or any malfeasance by any executive officer or director of Parent, by any governmental authority, including the SEC, is pending or, to the knowledge of Parent, has been threatened against Parent or any of its subsidiaries.

      SECTION 4.8 Brokers. No broker, finder or investment bank (other than Lehman Brothers, Wachovia Bank and Credit Suisse First Boston) is entitled to any brokerage, finder's or other fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by and on behalf of Parent or Merger Sub.

      SECTION 4.9 Operations of Merger Sub. Merger Sub has been organized as a Maryland limited liability company solely for the purposes of effecting the Merger and the other transactions contemplated hereby, and prior to the Effective Time Merger Sub will have engaged in no other business activities and will have no material assets or liabilities other than as contemplated herein.

      SECTION 4.10 Ownership of Shares of Company Common Stock. As of the date of this Agreement, none of Parent, Merger Sub or their respective affiliates owns (directly or indirectly, beneficially or of record) any shares of Company Common Stock, except for any shares of Company Common Stock held by employee benefit plans of Parent, Merger Sub or their respective affiliates, and none of Parent or Merger Sub or their respective affiliates holds any rights to acquire any shares of Company Common Stock except pursuant to this Agreement.

      SECTION 4.11 Financing. Parent has, in connection with entering into this Agreement, delivered to the Company a complete and correct copy of the commitment letters, dated August 19, 2004 relating to the debt and/or equity financing necessary for the consummation of the Merger and the other transactions contemplated by this Agreement, which commitment letters are in full force and effect (the "Commitment Letters"). It is Parent's good faith belief as of the date hereof that it will obtain the financing set forth in the Commitment Letters and that as a result it will have available to it internal funds and third party financing that, in the aggregate, will be sufficient to enable Parent and Merger Sub to make all necessary payments by them in connection with the Merger and the other transactions contemplated by this Agreement, including any amounts necessary to repay or refinance any outstanding indebtedness of the Company and its subsidiaries to the extent such repayment or refinancing is required in connection with the transactions contemplated by this Agreement.

      SECTION 4.12 No Other Representations or Warranties. Except for the representations and warranties contained in this Article IV, the Company acknowledges that none of Parent, Merger Sub or any other person on behalf of Parent or Merger Sub makes any other express or implied representation or warranty with respect to Parent or Merger Sub or with respect to any other information provided to the Company.

                                   ARTICLE V
                     CONDUCT OF BUSINESS PENDING THE MERGER

      SECTION 5.1 Conduct of Business of the Company Pending the Merger. The Company covenants and agrees as to itself and to any of its subsidiaries of which the Company has, directly or indirectly, the power generally to direct or control the day-to-day management and policies thereof, whether through ownership of securities, by contract or otherwise (each, a "Controlled Subsidiary"), that, during the period from the date hereof until the Effective Time, except as expressly permitted by this Agreement, as disclosed in Section
5.1 of the Company Disclosure Schedule, or as required by law, or unless Parent shall otherwise agree in writing, (A) the business of the Company and its Controlled Subsidiaries shall be conducted in the ordinary course of business and substantially in the same manner as heretofore conducted, (B) it shall take all actions necessary to continue to qualify as a REIT, (C) the Company and its Controlled Subsidiaries shall use best efforts to preserve their business organization and their present relationships with persons with which the Company or any of its Controlled Subsidiaries has significant business relations and (D) neither the Company nor any of its Controlled Subsidiaries shall without the prior written consent of Parent (which consent shall not be unreasonably withheld or delayed):

            (a) amend or otherwise change any of its organizational documents;

            (b) issue, deliver, sell, pledge, dispose of, grant, transfer, lease, license, guarantee, encumber or authorize the issuance, delivery, sale, pledge, disposition, grant, transfer, lease, license, guarantee or encumbrance of any shares of capital stock or other equity interests, or any options, warrants, convertible securities or other rights of any kind to acquire any shares of capital stock or equity interests, or any other ownership interest (including but not limited to stock appreciation rights or phantom stock), of the Company or any of its subsidiaries, except (i) for the issuance of shares of Company Common Stock issuable to or in accordance with the terms of outstanding Company Options or (ii) the issuance of shares of Company Common Stock to the extent required under the CSA;

            (c) declare, set aside, make or pay any dividend or other distribution, payable in cash, stock, property or otherwise, with respect to any of its stock, except (i) as expressly provided in Section 6.11 and
      (ii) any dividend or distribution by a wholly owned subsidiary of the Company to the Company or another wholly owned subsidiary of the Company or by a non-wholly owned subsidiary of the Company to the extent required by its organizational documents;

            (d) reclassify, combine, split, subdivide, redeem, purchase or otherwise acquire any stock of the Company, or reclassify, combine, split or subdivide any capital stock or other equity interests of any of its subsidiaries;

            (e) fail to use commercially reasonable efforts to maintain in full force and effect insurance coverage substantially similar to insurance coverage maintained on the date hereof;

            (f) (i) incur any Indebtedness or guarantee such Indebtedness of another person, or issue or sell any debt securities or warrants or other rights to acquire any debt security of the Company or any of its subsidiaries, except for Indebtedness incurred (A) in accordance with
      Section 5.1(f) of the Company Disclosure Schedule, (B) in accordance with
      Section 6.11, (C) to repurchase shares of Company Common Stock under the CSA, or (D) in the ordinary course of business consistent with past practices (I) not to exceed a total of $700 million drawn on existing lines of credit or (II) from guarantees incurred in compliance with this
      Section 5.1(f) by the Company of Indebtedness of any of its wholly owned subsidiaries or (ii) modify, amend or terminate any Indebtedness (secured or unsecured) in existence as of the date hereof;

            (g) acquire, enter into any option to acquire, or exercise an option or other right or election or enter into any Contract for the acquisition of any real property or other material assets, encumber assets or commence construction of, or enter into any Contract to develop or construct other real estate projects, except for construction of or Contracts to develop or construct real estate projects in respect of the community development business to the extent consistent with past practice and the budget and business plan of the Company for the community development business as of the date hereof;

            (h) sell, lease, mortgage, subject to Lien (or, in the case of an involuntary Lien, fail to use commercially reasonable efforts to have such Lien removed within 30 days of the creation thereof) or otherwise dispose of, any of the Company Properties or Leased Properties or any other material assets of the Company or any of its subsidiaries, except in connection with a transaction that is permitted by Section 5.1(f) of this Agreement, that is made in the ordinary course of business or disclosed in
      Section 5.1(h) of the Company Disclosure Schedule;

               (i) make any loans, advances or capital contributions to, or investments in, any other person, except to any wholly owned subsidiary of the Company or as required under any Contract existing as of the date hereof with any joint venture partner;

               (j) enter into any new, or amend or supplement any existing Contract with any Company TRS;

               (k) pay, discharge or satisfy any claims, liabilities or obligations (absolute, accrued, asserted or unasserted, contingent or otherwise), other than the payment, discharge or satisfaction, in the ordinary course of business consistent with past practice or in accordance with their terms, of liabilities reflected or reserved against in, or contemplated by, the most recent consolidated financial statements (or the notes thereto) included in the Company SEC Reports filed prior to the date hereof or incurred in the ordinary course of business;

               (l) enter into any material Contract with respect to the Company Properties or Leased Properties under development (other than in respect of the community development business for such Contracts which are consistent with past practice and the budget and business plan of the Company for the community development business as of the date hereof); provided, however, that "development" shall not include capital improvements made in the ordinary course of business to existing Company Properties or Leased Properties and repairs made to existing Company Properties or Leased Properties;

               (m) except as required pursuant to existing written, binding agreements in effect prior to the date of this Agreement, or as otherwise required by law, (i) hire or enter into any commitment to provide any severance or termination benefits to (or amend any existing arrangement with) any director, officer or employee of the Company or any of its subsidiaries, except with respect to non-corporate office function employees or any property manager if consistent with the budget and staffing plan at the applicable Company Property or Leased Property, (ii) increase the benefits payable under any existing severance or termination benefit policy or employment agreement (other than as required to be increased pursuant to the existing terms of any such policy or agreement), (iii) enter into any employment, deferred compensation or other similar agreement (or amend any such existing agreement) with any director or officer of the Company or any of its subsidiaries, (iv) establish, adopt, amend, terminate or make any new awards under any bonus, profit-sharing, thrift, pension, retirement, deferred compensation, compensation, stock option, restricted stock or other benefit plan or arrangement covering any director, officer or employee of the Company or any of its subsidiaries, except that the Company or any of its subsidiaries may amend any such existing plan or arrangement if the effect of any such amendment is immaterial in respect of costs or benefits available under such plan or arrangement, (v) increase the compensation, bonus or other benefits payable to any director, officer, employee, consultant or independent contractor of the Company or any of its subsidiaries, except for employees who are not officers of the Company or property managers of a Company Property or Leased Property increases of less than 3% in any case in the ordinary course of business consistent with past practices, or (vi) amend the terms of any outstanding Company Option or other equity-based award; provided, that the Company shall take all steps necessary so that actions taken pursuant to exceptions to the restrictions set forth in this clause (m) do not increase the amount of any severance benefits payable by the Company or any of its subsidiaries;

               (n) add any new participants to the SERP or Excess Savings Plan;

               (o) change the ownership of any of its subsidiaries or merge or consolidate the Company or any of its subsidiaries with any other person;

               (p) enter into, amend, or supplement any Tax Protection
   Agreement;

               (q) make any changes with respect to accounting policies or material procedures, except as required by changes in generally accepted accounting principles or internal controls requirements to comply with
   Section 404 of the Sarbanes-Oxley Act of 2002;

               (r) settle any material litigation or other proceedings before a governmental authority or arbitrator or cancel, modify or waive material claims held by it or waive any material rights;

               (s) make or rescind any express or deemed material election relative to Taxes, unless such election or rescission is (i) required by law,
   (ii) necessary to preserve the status of the Company as a REIT or of any subsidiary of the Company as a partnership for federal income tax purposes or
   (iii) consistent with elections historically made by the Company;

               (t) enter into, terminate or make any material amendment or modification to any material Contract, including the CSA, except as permitted by Section 5.1(g) or 5.1(l) of this Agreement or as disclosed in Section 5.1(t) of the Company Disclosure Schedule;

               (u) take any action or omit to take any action that could reasonably be expected to cause any of the Company's representations and warranties contained in Article III to become untrue in any material respect; provided, however, that the taking of any action required by this Section 5.1 or the failure to take any action which is prohibited by this Section 5.1 (which action Parent has not consented to after a request to take such action by the Company or any of its Controlled Subsidiaries) by the Company or any of its Controlled Subsidiaries shall not be deemed a breach of this clause
   (u);

               (v) take any action, or fail to take any action, which can reasonably be expected to cause (i) the Company to fail to qualify as a REIT, or (ii) any of its subsidiaries to cease to be treated as a partnership for federal income tax purposes, as a REIT, as a qualified REIT subsidiary under
   Section 856(i) of the Code, or as a taxable REIT subsidiary under Section 856(l) of the Code (except as a result of the conversion of The Hughes Corporation into a limited liability company pursuant to Section 7.2(f)), as the case may be; or

               (w) agree or commit to do any of the foregoing.

            SECTION 5.2 Conduct of Business of Parent Pending the Merger. Parent covenants and agrees that, during the period from the date hereof until the Effective Time, except as expressly permitted by this Agreement, as disclosed in Section 5.2 of the Parent Disclosure Schedule, or as required by law, or unless Company shall otherwise agree in writing, neither Parent nor any of its subsidiaries shall without the prior written consent of Company take any action that would prevent or materially impede the consummation of the Merger, including the obtaining of the financing necessary for the consummation of the Merger and the transactions contemplated by this Agreement.

            SECTION 5.3 Assistance. From the date of this Agreement until the earlier of the Effective Date or the date of the termination of this Agreement, the Company and its subsidiaries shall cooperate with Parent, at the sole expense of Parent, in connection with Parent's planning for the post-Closing integration of the business organizations of Parent and the Company; provided, however, that neither the Company nor any of its subsidiaries shall be required to engage in any transaction prior to the Effective Time.

            SECTION 5.4 No Control of Other Party's Business. Nothing contained in this Agreement shall give Parent, directly or indirectly, the right to control or direct the Company's or its subsidiaries' operations prior to the Effective Time. Prior to the Effective Time, the Company shall exercise, consistent with the terms and conditions of this Agreement, complete control and supervision over its and its subsidiaries' operations.

            SECTION 5.5 Tax Submissions. Except as provided in Section 5.5 to the Company Disclosure Schedule, if, prior to the Closing Date, the Company seeks any closing agreement with or private letter ruling from, the IRS, the Company shall (a) consult with Parent regarding the application for and negotiation of such closing agreement or ruling request, (b) use commercially reasonable efforts to permit Parent's designated counsel to attend meetings or telephone calls with the IRS scheduled by the IRS or the Company (or the Company's counsel) regarding any such closing agreement or ruling request, and
(c) provide Parent with copies of, and the right to comment on, any written materials regarding such closing agreement or ruling request prior to submission to the IRS; provided, however, that Parent's rights under this Section 5.5 shall not be permitted to unduly delay or impede the Company from obtaining such closing agreement or private letter ruling.

                                   ARTICLE VI

                              ADDITIONAL AGREEMENTS

            SECTION 6.1 Stockholders Meetings. (a)The Company shall, as soon as reasonably practicable following the date of this Agreement, acting through the Company Board, (i) establish a record date for, duly call, give notice of, convene and hold a meeting of its stockholders for the purpose of obtaining the Company Requisite Vote (the "Company Stockholders Meeting"), (ii) include in the Proxy Statement the recommendation of the Company Board that the stockholders of the Company vote in favor of the approval of the Merger and (iii) use its best efforts to cause the Proxy Statement to be mailed to the Company's stockholders and to obtain the Company Requisite Vote; provided, that the Company Board may fail to make or withdraw, modify or change such recommendation and/or may fail to use such efforts if it shall have determined in good faith, after consultation with outside legal counsel to the Company, that such action is appropriate in order for the directors of the Company to act in a manner consistent with their duties under applicable law. At all times, the Company shall comply with all material legal requirements applicable to such Company Stockholders Meeting.

               (b) Notwithstanding anything to the contrary contained in this Agreement, the Company shall not be required to hold the Company Stockholders Meeting if this Agreement is terminated.

            SECTION 6.2 Proxy Statement. As soon as reasonably practicable following the date of this Agreement, the Company shall prepare and file with the SEC a proxy statement (the "Proxy Statement") in preliminary form. The Company shall use its best efforts to resolve as promptly as practicable any comments of the SEC with respect thereto. The Company shall notify Parent promptly of the receipt of any comments from the SEC or its staff and of any request by the SEC or its staff for amendments or supplements to the Proxy Statement or for additional information and shall supply Parent with copies of all correspondence between it or any of its representatives, on the one hand, and the SEC or its staff, on the other hand, with respect to the Proxy Statement or the Merger. Parent shall have the right to approve prior to filing the Proxy Statement or any amendment or supplement thereto, which approval shall not be unreasonably withheld or delayed. If, at any time prior to the Effective Time, any information relating to Parent, Merger Sub or the Company is discovered by Parent or the Company that should be set forth in an amendment or supplement to the Proxy Statement so that such document would not include any misstatement of a material fact or omit to state any material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, the party hereto discovering such information shall promptly notify the other parties and, to the extent required by law, an appropriate amendment or supplement describing such information shall be promptly filed with the SEC and, to the extent required by law, disseminated to the stockholders of the Company.

            SECTION 6.3 [INTENTIONALLY OMITTED]

            SECTION 6.4 Access to Information; Confidentiality. (a) From the date hereof to the Effective Time or the earlier termination of this Agreement, upon reasonable prior written notice, the Company shall, and shall use its best efforts to cause its subsidiaries and their respective officers, directors and employees to, afford the officers, employees, auditors and other authorized representatives of Parent reasonable access, consistent with applicable law, at all reasonable times to its officers, employees, properties, offices and other facilities and to all books and records, and shall furnish Parent with all financial, operating and other data and information as Parent, through its officers, employees or authorized representatives, may from time to time reasonably request in writing. Notwithstanding the foregoing, any such investigation or consultation shall be conducted in such a manner as not to interfere unreasonably with the business or operations of the Company or any of its subsidiaries. Neither the Company nor any of its subsidiaries shall be required to provide access to or to disclose information where such access or disclosure would violate the rights of any person with which it has a business relationship, jeopardize the attorney-client privilege or contravene any law, rule, regulation, order, judgment, decree or binding agreement entered into prior to the date of this Agreement. The Company will make appropriate substitute disclosure arrangements under circumstances in which the restrictions of the preceding sentence apply.

               (b) Each of Parent and the Company will hold and treat and will cause their respective officers, employees, auditors and other authorized representatives to hold and treat in confidence all documents and information concerning the other furnished or otherwise made available to such party in connection with the transactions contemplated by this Agreement in accordance with the Confidentiality Agreement, dated August 7, 2004, between the Company and Parent (the "Confidentiality Agreement"), which Confidentiality Agreement shall remain in full force and effect in accordance with its terms.

            SECTION 6.5 Company Acquisition Proposals. (a) The Company agrees that (i) it and its executive officers and directors shall not and (ii) it shall use reasonable best efforts to ensure that its investment bankers, attorneys, consultants or other agents or representatives shall not, (A) directly or indirectly, initiate, solicit or knowingly encourage or facilitate any inquiries or the making of any proposal or offer with respect to a tender offer or exchange offer, proposal for a merger, consolidation or other business combination involving the Company and its subsidiaries or any proposal or offer to acquire in any manner an equity interest representing a 25% or greater economic interest in the Company, or assets, securities or ownership interests of or in, the Company or any of its subsidiaries representing 25% or more of the consolidated assets of the Company and its subsidiaries, other than the Merger (any such proposal or offer being hereinafter referred to as a "Company Acquisition Proposal"); provided, however, that for purposes of the references to a Company Acquisition Proposal in clause (y) of Section 8.2(b)(ii) and (iii) and the definition of Company Superior Proposal, the percentage 50% shall be substituted for the percentage 25%, (B) approve, agree to or recommend any Company Acquisition Proposal or enter into any agreement with respect to a Company Acquisition Proposal, (C) directly or indirectly, engage in any negotiations or discussions concerning, or provide access to its properties, books and records or any confidential information or data to any person relating to, a Company Acquisition Proposal, or (D) otherwise knowingly encourage or facilitate any effort or attempt to make or implement a Company Acquisition Proposal. Notwithstanding the foregoing, subject to the rights of Parent under
Section 8.1(d)(ii), nothing contained in this Agreement shall prevent the Company or the Company Board from (i) taking and disclosing to its stockholders a position contemplated by Rule 14d-9 and Rule 14e-2(a) or Item 1012(a) of Regulation M-A promulgated under the Exchange Act (or any similar communication to stockholders in connection with the making or amendment of a tender offer or exchange offer) or from making any legally required disclosure to stockholders with regard to a Company Acquisition Proposal, (ii) prior to the approval of the Merger by the Company's stockholders in accordance with this Agreement, providing access to its properties, books and records and providing information or data in response to a request therefor by a person who has made an unsolicited bona fide written Company Acquisition Proposal if the Company Board receives from the person so requesting such information an executed confidentiality agreement containing confidentiality restrictions on terms at least as favorable to the Company as those contained in the Confidentiality Agreement, (iii) prior to the approval of the Merger by the Company's stockholders in accordance with this Agreement, engaging in any negotiations or discussions with any person who has made an unsolicited bona fide written Company Acquisition Proposal, or (iv) prior to the approval of the Merger by the Company's stockholders in accordance with this Agreement and following the receipt of a bona fide written Company Acquisition Proposal that did not result from a breach of this Section 6.5(a), (A) withdrawing, modifying or changing in any adverse manner its approval or recommendation of this Agreement or the Merger or (B) recommending an unsolicited bona fide written Company Acquisition

Proposal; if and only to the extent that in connection with the foregoing clauses (ii), (iii) and (iv) above, the Company Board shall have determined in good faith, after consultation with its outside legal counsel and financial advisors, that, (x) in the case of clause (iv) above only, such Company Acquisition Proposal, if accepted, is reasonably capable of being consummated, taking into account all legal, financial, regulatory, timing and similar aspects of the proposal and the person making the proposal and would, if consummated, result in a transaction more favorable to the Company's stockholders from a financial point of view than the Merger (any such more favorable Company Acquisition Proposal being referred to in this Agreement as a "Company Superior Proposal") and (y) in the case of clauses (ii) and (iii) above only, there is a reasonable possibility that such actions could lead to a Company Superior Proposal. The Company agrees that it will immediately cease and cause to be terminated any existing activities, discussions or negotiations with any persons conducted prior to the date of this Agreement with respect to any Company Acquisition Proposal. After the date hereof, the Company shall promptly notify Parent of the receipt of any Acquisition Proposal or any request for non-public information or inquiry that it reasonably believes will lead to a Company Acquisition Proposal, which notice shall include the identity of the person making such Company Acquisition Proposal and the material terms thereof and thereafter shall keep Parent informed, on a current basis, on the status and terms of any such proposals or offers and the status of any such discussions or negotiations. The Company shall promptly request each person that has heretofore executed a confidentiality agreement in connection with its consideration of a Company Acquisition Proposal to return or destroy all confidential information furnished prior to the execution of this Agreement to or for the benefit of such person by or on behalf of it or any of its subsidiaries.

               (b) Notwithstanding anything in this Section 6.5 to the contrary, if, at any time prior to the approval of the Merger by the Company's stockholders in accordance with this Agreement, the Company Board determines in good faith, after consultation with its financial advisors and outside legal counsel, in response to a Company Acquisition Proposal that was unsolicited and that did not otherwise result from a breach of Section 6.5(a) of this Agreement, that such proposal is a Company Superior Proposal, the Company or the Company Board may terminate this Agreement; provided, however, that the Company shall not terminate this Agreement pursuant to this sentence, and any purported termination pursuant to this sentence shall be void and of no force or effect, unless the Company prior to or concurrently with such termination pursuant to this Section 6.5(b) pays to Parent the fee payable pursuant to Section 8.2(b); provided, further, however, that the Company shall not exercise its right to terminate this Agreement and the Company Board shall not recommend a Company Superior Proposal to the Company's stockholders pursuant to this Section 6.5(b) unless the Company shall have delivered to Parent a prior written notice advising Parent that the Company or the Company Board intends to take such action with respect to a Company Superior Proposal, specifying in reasonable detail the material terms and conditions of the Company Superior Proposal, this notice to be delivered not less than four business days prior to the time the action is taken, and, during this four or more business day period, the Company and its advisors shall have negotiated in good faith with Parent to make adjustments in the terms and conditions of this Agreement, and the Company Board shall have fully considered these adjustments and nonetheless concluded in good faith, after consultation with and receipt of advice from its outside legal counsel and financial advisors, that the Company or the Company Board must take the applicable action.

            SECTION 6.6 Employment and Employee Benefits Matters. (a) From and after the Effective Time, Parent shall assume and honor, or shall cause the Surviving Corporation to assume and honor, the obligations of the Company and its subsidiaries under all existing Company Plans and Parent or the Surviving Corporation, as the case may be, shall perform the obligations of the Company and its subsidiaries under such Company Plans in the same manner and to the same extent that the Company and its subsidiaries would have been required to perform thereunder; provided, however, that, except as otherwise explicitly provided, nothing herein shall be construed to prevent, on or following the Effective Time, (i) the termination of employment of any individual who immediately prior to the Effective Time was an employee of the Company or any of its subsidiaries (such employees, the "Company Employees") or (ii) the amendment or termination of any Company Plan to the extent permitted by the terms thereof and applicable law.

               (b) Subject to Sections 6.6(f) and 6.6(g), for not less than two years following the Effective Time, subject to applicable law, Parent shall, or shall cause the Surviving Corporation to, provide compensation and employee benefits to the Company Employees which shall be substantially similar, in the aggregate, to the compensation and employee benefits that Parent and its subsidiaries (other than the Surviving Corporation and its subsidiaries) provide to similarly situated employees other than the Company Employees (such employees other than the Company Employees, the "Parent Employees").

               (c) To the extent that any employee benefit plan is made available to the Company Employees on or following the Effective Time, Parent shall, or shall cause one of its subsidiaries to, grant the Company Employees credit for all service with the Company and its subsidiaries prior to the Effective Time for purposes of eligibility and vesting (but not benefit accrual), to the extent that service of the Parent Employees is recognized for any such purpose. In addition, and without limiting the generality of the foregoing: (i) each Company Employee shall be immediately eligible to participate, without any waiting time, in any and all employee benefit plans, programs, policies and arrangements sponsored by Parent and its subsidiaries (such plans, collectively, the "New Plans") to the extent coverage under such plan replaces coverage under a comparable Company Plan in which such employee participates immediately before or at any time after the Effective Time (such plans, collectively, the "Old Plans"); and (ii) for purposes of each New Plan providing medical, dental, pharmaceutical, vision and/or disability benefits to any Company Employee, Parent shall cause all pre-existing condition exclusions and actively-at-work requirements of such New Plan to be waived for such employee and his or her covered dependents, and Parent shall cause any eligible expenses incurred by such employee and his or her covered dependents during the portion of the plan year of the Old Plan ending on the date such employee's participation in the corresponding New Plan begins to be taken into account under such New Plan for purposes of satisfying all deductible, coinsurance and maximum out-of-pocket requirements applicable to such employee and his or her covered dependents for the applicable plan year as if such amounts had been paid in accordance with such New Plan.

               (d) Parent acknowledges that a "change of control" or a "change in control," as that term is used in any Company Plan that contains such term, shall occur at the Effective Time.

               (e) To the extent that the Company has not done so prior to the Effective Time, upon the date on which distributions are made from the Company's Pension Plan by reason of the termination of such plan, Parent shall cause the Surviving Corporation to (1) credit, in respect of each participant in the Company's Excess Pension Plan, the lump sum present value of such participant's accrued benefit under the Excess Pension Plan to the participant's account maintained under the Company's Excess Savings Plan, which lump sum (to be calculated using the same actuarial assumptions and factors as used to calculate lump sum distributions under the Company's qualified pension plan in connection with its termination) shall thereafter be governed by the terms and conditions of the Excess Savings Plan, and (2) contribute an amount of cash equal to the aggregate amount of all outstanding account balances under the Excess Savings Plan (including, without limitation, the credits made pursuant to clause (1) of this Section 6.6(e)) to a grantor trust to be established by the Company prior to the Effective Time.

               (f) In the event of the involuntary termination of employment without Cause (as defined below) of any Company Employee during 2004 but following the Effective Time, Parent shall, or shall cause the Surviving Corporation to, pay such Company Employee a bonus for 2004 under the applicable annual cash bonus plan of the Company (all such plans, collectively, the "2004 Bonus Plans") in an amount not less than the bonus to which such Company Employee would have been entitled under such plan as in effect immediately prior to the Effective Time assuming satisfaction of all applicable performance at the "target," "satisfactory," "acceptable" or other, similar level multiplied by a fraction, the numerator of which is the number of days elapsed from January 1, 2004 through the date of termination and the denominator of which is 365, and deeming to be satisfied all other terms and conditions of such plan (including, without limitation, any requirement of continued employment). Such payment shall be made at or as soon as practicable after the date of termination. In addition, to the extent not inconsistent with the preceding two sentences, Parent shall, or shall cause the Company to, (i) retain the 2004 Bonus Plans in accordance with their terms as in effect immediately prior to the Acceptance Date for the entirety of 2004 and (ii) administer the 2004 Bonus Plans (including the making of bonus determinations thereunder) in a manner consistent with the Company's historical practice. For purposes of this Agreement, (i) in the case of a Company Employee who is a party to an employment agreement or Executive Agreement, "Cause" shall have the meaning set forth therein, and
   (ii) in the case of all other Company Employees, "Cause" shall mean grounds that would permit a "Discharge" under the Company's separation policy as in effect on the date hereof.

               (g) In the event of the involuntary termination of employment without Cause (as defined in Section 6.6(f)) of any Company Employee during 2004 but following the Effective Time, Parent shall cause the Surviving Corporation to make an employer fixed contribution with respect to such Company Employee's account under the qualified and non-qualified savings plans of the Company (all such plans, collectively, the "Savings Plans") in an amount not less than the employer fixed contribution to which such Company Employee would have been entitled under each such Savings Plan as in effect immediately prior to the Effective Time multiplied by a fraction, the numerator of which is the number of days elapsed from January 1, 2004 through the date of termination and the denominator of which is 365, and deeming to be satisfied all other terms and conditions of each such Savings Plan (including, without limitation, any requirement of continued employment). Such fixed contribution shall be made at the same time as the employer fixed contribution would have been made if the Company Employee had remained employed through December 31, 2004. To the extent such contribution is not practical or permissible under the terms of the qualified Savings Plan, Parent shall cause the Company to make a payment in cash to such affected Company Employee. In addition, to the extent not inconsistent with the preceding two sentences, Parent shall cause the Company to retain the employer fixed contribution feature of the Savings Plans in accordance with its terms as in effect immediately prior to the Effective Time for the entirety of 2004, subject to such adjustments as may be necessary or advisable to maintain the tax qualified status of the Savings Plan. At the Effective Time, all account balances under the Savings Plans shall become fully vested.

               (h) For the period beginning on the Effective Time and ending on the Plan Conversion Date (as hereinafter defined), Parent shall cause the Surviving Corporation to maintain those Company Plans that provide medical, prescription drug, dental, vision and disability benefits for active Company Employees. In addition, for the period beginning on the Effective Time and ending on the first anniversary of the Effective Time, Parent shall cause the Surviving Corporation to maintain the Company's severance policy for the Company Employees (other than those Company Employees with an individual agreement providing for a severance benefit) as in effect immediately prior to the Effective Time. For purposes of this Section 6.6(h), "Plan Conversion Date" shall mean the first day of the first plan year following the Effective Time of the health plans for Parent's similarly situated employees.

            SECTION 6.7 Directors' and Officers' Indemnification and Insurance.

               (a) Without limiting any additional rights that any director, officer or employee may have under any Employment Agreement or Company Plan, from the Effective Time through the sixth anniversary of the Effective Time, Parent shall, and shall cause the Surviving Corporation to, indemnify and hold harmless each individual who was (as of the Effective Time) a present or former officer or director of the Company and its subsidiaries (the "Indemnified Parties"), against all claims, losses, liabilities, damages, judgments, inquiries, fines and reasonable fees, costs and expenses, including, without limitation, attorneys' fees and disbursements (collectively, "Costs"), incurred in connection with any claim, action, suit, proceeding or investigation, whether civil, criminal, administrative or investigative, arising out of or pertaining to (i) the fact that the Indemnified Party is or was an officer or director of the Company or any of its subsidiaries, or (ii) matters existing or occurring at or prior to the Effective Time (including, without limitation, arising out of or pertaining to this Agreement and the transactions and actions contemplated hereby). Each Indemnified Party will be entitled to advancement of reasonable expenses incurred in the defense of any claim, action, suit, proceeding or investigation from Parent or the Surviving Corporation within ten business days of receipt by Parent from the Indemnified Party of a request therefor, subject only to the provisions of undertakings required for such advancement by the MGCL.

               (b) The charter and bylaws of the Surviving Corporation shall contain provisions no less favorable with respect to indemnification, advancement of expenses and exculpation of the Indemnified Parties than are set forth in the Charter and the Bylaws in effect immediately prior to the execution of this Agreement, which provisions shall not be amended, repealed or otherwise modified for a period ending on the sixth anniversary of the

   Effective Time in any manner that would materially adversely affect the rights thereunder as of the Effective Time of any of the Indemnified Parties. Parent shall, or shall cause the Surviving Corporation to, maintain, at no expense to the beneficiaries, in effect until the sixth anniversary of the Effective Time the current policies of the directors' and officers' liability insurance maintained by the Company with respect to matters existing or occurring at or prior to the Effective Time so long as the annual premium therefor is not in excess of 300% of the last annual premium paid prior to the date of this Agreement (provided, that Parent or the Surviving Corporation may substitute therefor policies of at least the same coverage containing terms and conditions which are not materially less advantageous to any beneficiary thereof). Parent agrees to honor and perform under, and to cause the Surviving Corporation to honor and perform under, all indemnification agreements with the Indemnified Parties entered into by the Company or any of its subsidiaries prior to the date of this Agreement.

               (c) Notwithstanding anything herein to the contrary, if any claim, action, suit, proceeding or investigation (whether arising before, at or after the Effective Time) is made against or involves any Indemnified Party, on or prior to the sixth anniversary of the Effective Time, the provisions of this Section 6.7 shall continue in effect until the final disposition of such claim, action, suit, proceeding or investigation.

               (d) This covenant is intended to be for the benefit of, and shall be enforceable by, each of the Indemnified Parties and their respective heirs and legal representatives. The indemnification provided for herein shall not be deemed exclusive of any other rights to which an Indemnified Party is entitled, whether pursuant to law, contract or otherwise.

            SECTION 6.8 Tax Matters. (a)From the date of this Agreement until the Effective Time, each of the Company and its subsidiaries will duly and timely file all Tax Returns and other documents required by it to be filed with federal, state and local Tax authorities the failure to file of which could have a material negative impact, financial or otherwise, subject to extensions permitted by law and properly granted by the appropriate authority, provided that the Company notifies Parent that it or any of its subsidiaries is availing itself of such extensions, and provided, further, that such extensions do not adversely affect the Company's status as a REIT under the Code.

            (b) Each party shall cooperate in the preparation, execution, and filing of all returns, questionnaires, applications, or other documents regarding any real property transfer or gains, sales, use, transfer, value added, stock transfer and stamp taxes, any transfer, recording, registration and other fees and any similar taxes which become payable in connection with the transactions contemplated by this Agreement.

            (c) The Company shall provide Parent an opinion of Arnold & Porter LLP or other outside counsel reasonably satisfactory to Parent, dated as of the Closing Date, to the Company in the form of Exhibit 6.8(c) (the "REIT Opinion"). In rendering the REIT Opinion, such counsel shall be entitled to rely upon customary assumptions, qualifications, and representations as to factual matters (but not legal conclusions), provided, however, that such assumptions, qualifications, and representations are set forth in writing and are reasonably satisfactory to Parent.

            SECTION 6.9 Further Action; Best Efforts. (a) Subject to the terms and conditions of this Agreement, each party shall cooperate with the other and use its best efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary, proper or advisable under applicable laws and regulations to satisfy the conditions to Closing set forth herein and to consummate the Merger and the other transactions contemplated by this Agreement, including the financing for the Merger based upon the Commitment Letters or alternative financing; provided, that Parent and Merger Sub are not required to procure such alternative financing if the material terms and conditions of such alternative financing are in the aggregate materially less favorable than contemplated in the Commitment Letters (it being understood that the foregoing proviso shall not relieve Parent or Merger Sub of their obligations under this Agreement if all conditions to their obligation under
Article VII hereof are satisfied or waived or are readily capable of being satisfied but Parent and Merger Sub are unable to satisfy their obligation to pay the Merger Consideration). In furtherance and not in limitation of the foregoing, each party hereto agrees, to the extent necessary, to make an appropriate filing pursuant to any Antitrust Law (as defined below) with respect to the transactions contemplated hereby as promptly as practicable after the date hereof and to supply as promptly as practicable any additional information and documentary material that may be requested pursuant to any Antitrust Law and to take all other actions necessary, proper or advisable to cause the expiration or termination of the applicable waiting periods under any Antitrust Law as soon as practicable.

               (b) Each of Parent and Merger Sub on the one hand, and the Company on the other hand, shall, in connection with the efforts referenced in Section 6.9(a) to obtain any requisite approvals and authorizations for the transactions contemplated by this Agreement under any Antitrust Law, use its best efforts to (i) cooperate in all respects with each other in connection with any filing or submission and in connection with any investigation or other inquiry, including any proceeding initiated by a private party; (ii) keep the other party informed of any communication received by such party from, or given by such party to, the Federal Trade Commission (the "FTC"), the Antitrust Division of the Department of Justice (the "DOJ") or any other United States or foreign governmental authority and of any communication received or given in connection with any proceeding by a private party, in each case regarding any of the transactions contemplated hereby; and (iii) permit the other party to review any communication given by it to, and consult with each other in advance of any meeting or conference with, the FTC, the DOJ or any such other governmental authority or, in connection with any proceeding by a private party, with any other person, and to the extent permitted by the FTC, the DOJ or such other applicable governmental authority or other person, give the other party the opportunity to attend and participate in such meetings and conferences. For purposes of this Agreement, "Antitrust Law" means the Sherman Act, as amended, the Clayton Act, as amended, the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, the Federal Trade Commission Act, as amended, and all other federal, state and foreign, if any, statutes, rules, regulations, orders, decrees, administrative and judicial doctrines and other laws that are designed or intended to prohibit, restrict or regulate actions having the purpose or effect of monopolization or restraint of trade or lessening of competition through merger or acquisition.

               (c) In furtherance and not in limitation of the covenants of the parties contained in Sections 6.9(a) and 6.9(b), if any objections are asserted with respect to the transactions contemplated hereby under any Antitrust Law or if any suit is instituted (or threatened to be instituted) by the FTC, the DOJ or any other applicable governmental authority or any private party challenging any of the transactions contemplated hereby as violative of any Antitrust Law or which would otherwise prohibit or materially impair or materially delay the consummation of the transactions contemplated hereby, each of Parent, Merger Sub and the Company shall use its best efforts to resolve any such objections or suits so as to permit consummation of the transactions contemplated by this Agreement, including, without limitation, in order to resolve such objections or suits which, in any case if not resolved, would reasonably be expected to prohibit or materially impair or delay the consummation of the transactions contemplated hereby, including selling, holding separate or otherwise disposing of or conducting its business in a manner which would resolve such objections or suits or agreeing to sell, hold separate or otherwise dispose of or conduct its business in a manner which would resolve such objections or suits or permitting the sale, holding separate or other disposition of, any of its assets or the assets of its subsidiaries or the conducting of its business in a manner which would resolve such objections or suits. Without excluding other possibilities, the transactions contemplated by this Agreement shall be deemed to be materially delayed if unresolved objections or suits delay or would reasonably be expected to delay the consummation of the transactions contemplated hereby beyond February 28, 2005.

               (d) Subject to the obligations of the parties under Section 6.9(c), in the event that any administrative or judicial action or proceeding is instituted (or threatened to be instituted) by a governmental authority or private party challenging any transaction contemplated by this Agreement, or any other agreement contemplated hereby, each of Parent, Merger Sub and the Company shall cooperate in all respects with each other and use its respective best efforts to contest and resist any such action or proceeding and to have vacated, lifted, reversed or overturned any decree, judgment, injunction or other order, whether temporary, preliminary or permanent, that is in effect and that prohibits, prevents or restricts consummation of the Merger or the transactions contemplated by this Agreement. In furtherance and not in limitation of the foregoing, the parties hereto shall use their respective best efforts to change the proposed structure of the transactions contemplated hereby if such change would cause such action or proceeding to be vacated, lifted, reversed or overturned in a manner that preserves the intended benefits of the transactions contemplated hereby; provided, however, that no party hereto shall be required to agree to any change that (i) modifies the amount or kind of consideration to be received by holders of Company Common Stock as provided herein or (ii) materially adversely effects the ability of Parent to obtain financing for the transactions contemplated hereby or the material terms thereof in the aggregate.

               (e) Notwithstanding the foregoing or any other provision of this Agreement, nothing in this Section 6.9 shall limit a party's right to terminate this Agreement pursuant to Section 8.1(b) so long as such party has up to then complied in all material respects with its obligations under this
   Section 6.9.

            SECTION 6.10 Public Announcements. Each of the Company, Parent and Merger Sub agrees that the initial public release or announcement concerning the transactions contemplated hereby shall be jointly issued by the parties and thereafter each party shall use its reasonable best efforts to allow each other party reasonable time to comment on press releases or announcements relating to the transactions contemplated by this Agreement in advance of their issuance, it being understood that the final form and content of any such release or announcement shall be at the final discretion of the disclosing party.

            SECTION 6.11 Dividends. (a) From and after the date of this Agreement, the Company shall not declare or pay any dividend or distribution to its stockholders without the prior written consent of Parent in its sole discretion; provided, that the written consent of Parent shall not be required for the authorization and payment of (i) distributions required by the Code for the Company to maintain its REIT status or necessary to eliminate any federal Tax liability; and (ii) quarterly distributions of $0.47 per share (the "Quarterly Rate") of Company Common Stock per quarter to the holders thereof for the quarter ending September 30, 2004 and quarterly distributions of up to $0.47 per share for each quarter thereafter ending prior to the Effective Time with record and payment dates in accordance with past practice. In the event that a distribution with respect to the Company Common Stock permitted by this Section
6.11 (including pursuant to Section 6.11(b) below) has (x) a record date prior to the Effective Time and (y) has not been paid as of the Effective Time, the holders of Company Common Stock shall be entitled to receive such distribution from the Company at the time such shares are exchanged pursuant to Article II of this Agreement.

               (b) The Company shall declare a dividend (the "Closing Dividend") to its stockholders, the record date for which shall be the close of business on the last business day prior to the Effective Time. The Closing Dividend shall be an amount equal to the Quarterly Rate, multiplied by a fraction, the numerator of which is the number of days elapsed since the last dividend record date through and including the Effective Time, and the denominator is the actual number of days in the calendar quarter in which the Effective Time occurs.

            SECTION 6.12 Contingent Stock Agreement. (a) As of the Effective Time, Parent hereby expressly assumes and agrees to perform the CSA, as successor to the Company, in the same manner and to the same extent that the Company would be required to perform it if no such succession had taken place. Parent hereby agrees to take all actions necessary after the Effective Time to comply with the CSA, including taking all actions necessary to ensure that following the Effective Time the Merger will not have a prejudicial effect on the Holders (as defined in the CSA) with respect to their non-taxable receipt of securities pursuant to the CSA. The Company shall promptly deliver a notice under the CSA that the Merger is not a Prohibited Transaction (as defined in the CSA) and cooperate with Parent and facilitate communications between Parent and the Representatives (as defined in the CSA) regarding the CSA.

               (b) Parent agrees to indemnify and hold harmless the Company, its subsidiaries and each of their respective directors, officers, agents and representatives against any and all Costs incurred by any of them in connection with any claim, action, suit or proceeding asserted or commenced by any Representative or otherwise by or on behalf of any Holder (as defined in the CSA) arising out of, resulting from or relating to (x) this Agreement or any of the transactions contemplated hereby, or (y) the breach of any of obligations of Parent pursuant to this Section 6.12. Parent shall have the right to control the defense of any such claim, action, suit or proceeding subject to indemnification pursuant to the preceding, but shall consult fully with the Company in connection with the defense and settlement of such matter and shall not enter into any settlement that adversely affects the rights of the Company under the CSA prior to the Effective Time, without the Company's prior written consent, which consent shall not be unreasonably withheld or delayed. If this Agreement is terminated prior to the Effective Time, the obligations of Parent under this Section 6.12(b) shall terminate and the Company shall thereafter have the right to control all such claims, actions, suits or proceedings.

                                   ARTICLE VII

                              CONDITIONS OF MERGER

            SECTION 7.1 Conditions to Obligation of Each Party to Effect the Merger. The respective obligations of each party to effect the Merger shall be subject to the satisfaction or waiver at or prior to the Effective Time of each of the following conditions:

               (a) the Company shall have obtained the Company Requisite Vote;

               (b) no statute, rule, regulation, executive order, decree, ruling, injunction or other order (whether temporary, preliminary or permanent) shall have been enacted, entered, promulgated or enforced by any governmental authority which prohibits, restrains or enjoins the consummation of the Merger or makes such consummation illegal; and

               (c) all material consents, filings, approvals, orders or authorizations from any governmental authority required to consummate the Merger or any of the transactions contemplated hereby shall have been obtained or made, except for any such consents, filings, approvals, orders, or authorizations, the failure of which to have been obtained or made prior to the Effective Time would not, individually or in the aggregate, provide a reasonable basis to conclude that the parties or their respective directors or officers would be subject to the risk of criminal prosecution.

            SECTION 7.2 Conditions to Obligations of Parent and Merger Sub. The obligations of Parent and Merger Sub to effect the Merger shall be further subject to the satisfaction or waiver at or prior to the Effective Time of each of the following conditions:

               (a) (i) the representations and warranties of the Company set forth in this Agreement that are qualified as to Company Material Adverse Effect and, except for minimal deviation, the representations and warranties of the Company set forth in the first three sentences of Section 3.3 shall be true and correct and (ii) the representations and warranties of the Company in this Agreement that are not so qualified (other than the representations and warranties set forth in the first three sentences of Section 3.3) shall be true and correct in all material respects, in each case as of the date of this Agreement and immediately before the Effective Time as though made immediately before the Effective Time (except those representations and warranties that speak of an earlier date, which shall be true and correct as of such earlier date), except where the failure of any such representations and warranties referred to in clause (ii) above to be so true and correct, in the aggregate, would not have a Company Material Adverse Effect;

               (b) the Company shall have performed in all material respects the obligations, and complied in all material respects with the agreements and covenants, required to be performed by or complied with by it under this Agreement at or prior to the Closing Date;

               (c) after the date of this Agreement, there shall not have occurred or been discovered any Company Material Adverse Effect or events, developments or circumstances that would, individually or in the aggregate, have a Company Material Adverse Effect;

               (d) Parent shall have received a certificate of the Chief Executive Officer or the Chief Financial Officer of the Company, certifying that the conditions set forth in Sections 7.2(a), 7.2(b) and 7.2(c) have been satisfied;

               (e) Parent shall have received evidence (in the form of a duly filed Form 8875) that the Company and each of its subsidiaries that is listed on Section 7.2(e) of the Company Disclosure Schedule has, prior to the Closing Date, properly elected to treat each such subsidiary as a taxable REIT subsidiary (as defined in Section 856(l) of the Code) with respect to the Company;

               (f) upon request of Parent, the Company shall have promptly taken all steps necessary to convert (effective at least one day prior to the Closing Date) The Hughes Corporation to a limited liability company under the laws of the State of Delaware that shall not have elected to be treated as a corporation for U.S. federal income tax purposes, and shall have taken no action (or failed to have taken any action) that is inconsistent with such status;

               (g) Parent shall have received the REIT Opinion; and

               (h) Parent and Merger Sub shall have available to them sufficient funds to pay the aggregate Merger Consideration and other Merger related costs and expenses; provided, however, that notwithstanding anything herein to the contrary, the condition set forth in this Section 7.2(h) shall be deemed to have been satisfied unless the reason for the unavailability of sufficient funds is the result of the occurrence of any of the following events: (1) a declaration of a banking moratorium or any suspension of payments in respect of banks in the United States (whether or not mandatory),
   (2) the occurrence of any act of war or terrorism or another material event resulting in a major dislocation of financial markets that materially and adversely affects the ability of financial institutions in the United States to extend credit or syndicate loans, (3) any mandatory limitation by any governmental authority on the extension of credit generally by banks or other financial institutions, or (4) the occurrence of any act of war or terrorism that materially and adversely affects the United States retail shopping mall business taken as a whole.

            SECTION 7.3 Conditions to Obligations of the Company. The obligation of the Company to effect the Merger shall be further subject to the satisfaction or waiver at or prior to the Effective Time of each of the following conditions:

               (a) (i) the representations and warranties of Parent and Merger Sub set forth in this Agreement that are qualified as to Parent Material Adverse Effect shall be true and correct and (ii) the representations and warranties of Parent and Merger Sub in this Agreement that are not so qualified shall be true and correct in all material respects, in each case as of the date of this Agreement and immediately before the Effective Time as though made immediately before the Effective Time (except those representations and warranties that speak of an earlier date, which shall be true and correct as of such earlier date), except where the failure of any such representations and warranties referred to in clause (ii) to be so true and correct, in the aggregate, would not have a Parent Material Adverse Effect;

               (b) each of Parent and Merger Sub shall have performed in all material respects the obligations, and complied in all material respects with the agreements and covenants, required to be performed by or complied with by it under this Agreement at or prior to the Closing Date; and

               (c) the Company shall have received certificates of the Chief Executive Officer or the Chief Financial Officer of each of Parent and Merger Sub, certifying that the conditions set forth in Sections 7.3(a) and 7.3(b) have been satisfied.

                                  ARTICLE VIII

                        TERMINATION, AMENDMENT AND WAIVER

            SECTION 8.1 Termination. This Agreement may be terminated at any time prior to the Effective Time, whether before or after the receipt of the Company Requisite Vote:

               (a) by mutual written consent of Parent and the Company;

               (b) by written notice of either Parent or the Company if:

                  (i) any governmental authority shall have issued a final order, decree or ruling or taken any other final action restraining, enjoining or otherwise prohibiting the consummation of the Merger and such order, decree, ruling or other action is or shall have become final and nonappealable; provided, that the right to terminate this Agreement pursuant to this clause (i) shall not be available to any party which has not used its reasonable best efforts to cause such order, decree, ruling or other action to be lifted or otherwise taken action necessary to comply with Section 6.9;

                  (ii) the Effective Time shall not have occurred on or before February 28, 2005 (as it may be extended from time to time as provided for in this clause (ii), the "Termination Date"); provided, that the right to terminate this Agreement pursuant to this clause (ii) shall not be available to the party seeking to terminate if any action of such party (or, in the case of Parent, Merger Sub) or the failure of such party (or, in the case of Parent, Merger Sub) to perform any of its obligations under this Agreement required to be performed at or prior to the Effective Time has been the cause of, or resulted in, the failure of the Effective Time to occur on or before the Termination Date and such action or failure to perform constitutes a breach of this Agreement; provided, further, however, that if prior to the Termination Date each of the conditions set forth in Article VII shall have been satisfied or waived or, in the case of conditions which by their terms are to be fulfilled at the Closing, shall have been capable of being readily satisfied or waived, but the condition set forth in Section 7.2(h) shall not have been satisfied or waived, the Company shall have the option, in its sole discretion, by written notice to

Parent, to extend the Termination Date on one or more occasions for a period of no more than 120 days in the aggregate; or

                  (iii) at the Company Stockholders Meeting or any adjournment or postponement thereof, the Company Requisite Vote is not obtained or the Company Requisite Vote is not obtained by the fifth business day prior to the Termination Date;

               (c) by written notice of the Company:

                  (i) if there shall have been a material breach of any representation, warranty, covenant or agreement on the part of Parent or Merger Sub contained in this Agreement such that the condition set forth in either
Section 7.3(a) or 7.3(b) would not be satisfied and which shall not have been cured prior to the earlier of (1) thirty days following notice of such breach and (2) the Termination Date; provided, that the Company shall not have the right to terminate this Agreement pursuant to this clause (i) if the Company is then in material breach of any of its representations, warranties, covenants or agreements contained in this Agreement;

                  (ii) prior to the approval of the Merger by the stockholders of the Company in accordance with this Agreement, in accordance with, and subject to the terms and conditions of, Section 6.5(b); or

                  (iii) if the Effective Time shall not have occurred on or before January 31, 2005 and on or prior to such date each of the conditions set forth in Article VII shall have been satisfied or waived or, in the case of conditions which by their terms are to be fulfilled at the Closing, shall have been capable of being readily satisfied or waived, but the condition set forth in Section 7.2(h) shall not have been satisfied or waived.

               (d) by written notice of Parent:

                  (i) if there shall have been a material breach of any representation, warranty, covenant or agreement on the part of the Company contained in this Agreement such that the condition set forth in either Section 7.2(a) or 7.2(b) would not be satisfied and which shall not have been cured prior to the earlier of (1) thirty days following notice of such breach and (2) the Termination Date; provided, that Parent shall not have the right to terminate this Agreement pursuant to this clause (i) if Parent or Merger Sub is then in material breach of any of its representations, warranties, covenants or agreements contained in this Agreement; or

                  (ii) if the Company Board shall have withdrawn, modified or changed in a manner adverse to Parent its approval or recommendation of this Agreement or the Merger or shall have recommended to the stockholders of the Company a Company Acquisition Proposal other than the Merger, or shall have resolved to effect any of the foregoing.

            SECTION 8.2 Effect of Termination. (a) In the event of the termination of this Agreement pursuant to Section 8.1, this Agreement shall forthwith become void and there shall be no liability or obligation on the part of any party hereto, except with respect to Sections 6.4(b) and 6.10, this
Section 8.2, Section 8.3 and Article IX, which shall survive such termination;

provided, however, that nothing herein shall relieve any party from liability for any willful and material breach hereof.

               (b) (i) In the event that this Agreement is terminated by the Company pursuant to Section 8.1(c)(ii), then the Company shall pay the Parent Termination Fee to General Growth Limited Partnership, a Delaware limited partnership ("Parent OP"), at or prior to the time of termination by wire transfer of same day funds.

                  (ii) In the event that this Agreement is terminated pursuant to Section 8.1(b)(iii), and (x) prior to such termination any person or "group" (within the meaning of Section 13(d)(3) of the Exchange Act) shall have publicly made a Company Acquisition Proposal, which proposal is not withdrawn prior to the Company Stockholders Meeting, and (y) within 12 months of the termination of this Agreement pursuant to Section 8.1(b)(iii), the Company enters into an agreement in respect of any Company Acquisition Proposal or a transaction pursuant to which any Company Acquisition Proposal is consummated, then the Company shall pay the Parent Termination Fee to Parent OP, by wire transfer of same day funds, on the date of execution of the agreement in respect of the Company Acquisition Proposal or, if earlier, consummation of such transaction.

                  (iii) In the event that this Agreement is terminated by Parent pursuant to Section 8.1(d)(ii), and (x) prior to such termination any person or "group" (within the meaning of Section 13(d)(3) of the Exchange Act) shall have publicly made a Company Acquisition Proposal, which proposal is not withdrawn prior to the Company Stockholders Meeting, and (y) within 12 months of the termination of this Agreement pursuant to Section 8.1(d)(ii) the Company enters into an agreement in respect of any Company Acquisition Proposal or a transaction pursuant to which any Company Acquisition Proposal is consummated, then the Company shall pay the Parent Termination Fee to Parent OP, by wire transfer of same day funds, on the date of execution of the agreement in respect of the Company Acquisition Proposal or, if earlier, consummation of such transaction.

                  (iv) "Parent Termination Fee" means the amount that may be received by Parent OP without adversely affecting Parent's ability to meet the requirements of either or both of Sections 856(c)(2) or (3) of the Code (the "Parent Qualifying Amount"), as such Parent Qualifying Amount shall be determined by Parent's independent accountants; provided, however, that under no circumstances shall the Parent Termination Fee exceed $155 million. No later than December 15 of the calendar year in which payment of the Parent Termination Fee occurs, Parent's independent accountants, in their sole discretion, shall make a final determination, subject to this clause (iii), of the Parent Qualifying Amount (the "Final Parent Qualifying Amount"). If the Final Parent Qualifying Amount, as determined by Parent's independent accountants, is greater than the amount previously paid by the Company as a Parent Termination Fee, within five business days after receipt of written notice from Parent, the Company shall pay to Parent OP, by wire transfer of same day funds, an amount equal to the excess of the Final Parent Qualifying Amount over such amount previously paid by the Company. If the Final Parent Qualifying Amount, as determined by Parent's independent accountants, is less than the amount previously paid by the Company as a Parent Termination Fee, no later than December 31 of such calendar year Parent OP shall pay to the Company, by wire transfer of same day funds, an amount equal to the excess of the amount previously paid by the Company over the Final Parent Qualifying Amount. The amount by which the Parent Termination Fee is reduced pursuant to the first sentence of this clause
(iii) as a result of Parent's potential inability to satisfy the requirements of either or both of Sections 856(c)(2) or (3) of the Code shall be placed in escrow by the Company and shall not be released unless Parent provides the Company with either or both of (A) a letter from Parent's independent accountants indicating the maximum amount that may be received at that time by Parent OP without Parent failing to satisfy the requirements of either or both of Sections 856(c)(2) and/or (3) of the Code or (B) an opinion letter from outside counsel stating (x) that Parent has received a ruling from the IRS stating that all or a portion of such amount would be (i) treated as not includable in the calculation of "gross income" for purposes of Sections 856(c)(2) and (3) of the Code, or (ii) characterized in one of the categories of income enumerated in 856(C)(2)(A) through (H) and 856(C)(3)(A) through (I) of the Code or (y) that the receipt by Parent OP of all or a portion of such amount following receipt of and pursuant to such ruling would not be deemed constructively received prior thereto by Parent OP, and at such time either such letter referred to in (A) or (B) of this sentence (each, a "Release Letter") is delivered, shall promptly release the amount referred to in such letter to Parent OP. Such escrow arrangement shall expire, and remaining funds returned to the Company, on the date that is three years after the date of this Agreement. Nothing herein shall be construed to limit the number of distributions pursuant to this escrow prior to the date of the expiration of such escrow.

            SECTION 8.3 Expenses. (a) If this Agreement is terminated pursuant to Section 8.1(c)(ii) or 8.1(d)(ii), the Company shall pay to Parent OP all of the costs and expenses incurred by Parent or its affiliates in connection with this Agreement and the transactions contemplated by this Agreement up to a maximum amount of $25 million (collectively, "Parent Termination Costs"), such payment to be made not later than two days after being notified by Parent of the amount of such costs and expenses. The Company acknowledges that the agreements contained in Section 8.2 hereof and this Section 8.3 are an integral part of the transactions contemplated by this Agreement, and that, without these agreements, Parent would not enter into this Agreement. Accordingly, if the Company fails to promptly pay the amounts due pursuant to Section 8.2 hereof or this Section 8.3, and, in order to obtain such payments, Parent commences a suit that results in a judgment against the Company for the fee set forth in Section 8.2 hereof, the expenses set forth in this Section 8.3 or any portion of such fee or expenses, the Company shall pay Parent's costs and expenses (including attorneys' fees) in connection with such suit, together with interest on the amount of the fee at the prime rate of Citibank, N.A. in effect on the date such payment was required to be made from the date such payment was required to be made through the date of payment. Parent may reduce the amount of such Parent Termination Costs to be paid by the Company as not to adversely affect Parent's ability to meet the requirements of either or both of Sections 856(c)(2) or (3) of the Code and the amount of such reduction shall be placed in escrow by the Company and shall not be released unless Parent provides the Company with a Release Letter, and at such time any Release Letter is delivered, shall promptly release the amount referred to in such Release Letter to Parent OP. Such escrow arrangement shall expire, and remaining funds returned to the Company, on the date that is three years after the date of this Agreement. Nothing herein shall be construed to limit the number of distributions pursuant to this escrow prior to the date of the expiration of such escrow.

                  (b) Except as provided for in this Section 8.3 and otherwise specifically provided in this Agreement, each party shall bear its own expenses in connection with this Agreement, the Merger and the transactions contemplated hereby.

            SECTION 8.4 Amendment. Subject to Section 9.14, this Agreement may be amended by the parties hereto by action taken by or on behalf of their respective Boards of Directors at any time prior to the Effective Time, whether before or after receipt of the Company Requisite Vote; provided, however, that, after receipt of the Company Requisite Vote, no amendment may be made which (i) by law requires the further approval of the stockholders of the Company or (ii) reduces the amount or changes the form of Merger Consideration, in each case, without further approval of the stockholders of the Company. This Agreement may not be amended except by an instrument in writing signed by the parties hereto.

            SECTION 8.5 Waiver. At any time prior to the Effective Time, any party hereto may (i) extend the time for the performance of any of the obligations or other acts of the other parties hereto, (ii) waive any inaccuracies in the representations and warranties contained herein or in any document delivered pursuant hereto and (iii) subject to the requirements of applicable law and compliance with the proviso in Section 8.4, waive compliance with any of the agreements or conditions contained herein. Any such extension or waiver shall be valid if set forth in an instrument in writing signed by the party or parties to be bound thereby.

                                   ARTICLE IX

                               GENERAL PROVISIONS

            SECTION 9.1 Non-Survival of Representations, Warranties and Agreements. None of the representations, warranties, covenants and agreements in this Agreement or in any instrument delivered pursuant to this Agreement, including any rights arising out of any breach of such representations, warranties, covenants and agreements, shall survive the Effective Time, except for (i) those covenants and agreements contained herein that by their terms apply or are to be performed in whole or in part after the Effective Time, including without limitation, Article II and Sections 6.3, 6.6, 6.7, 6.11 and
6.12 of this Agreement and (ii) this Article IX.

            SECTION 9.2 Notices. All notices, requests, claims, demands and other communications hereunder shall be in writing and shall be given (and shall be deemed to have been duly given upon receipt) by delivery in person, by facsimile or by registered or certified mail (postage prepaid, return receipt requested) to the respective parties at the following addresses (or at such other address for a party as shall be specified by like notice):

            if to Parent or Merger Sub:

                  General Growth Properties, Inc.
                  110 N. Wacker Drive
                  Chicago, IL 60606
                  Attention:  Chief Executive Officer
                  Facsimile:  (312) 960-5463
            with a copy (which shall not constitute notice) to:

                  Sullivan & Cromwell LLP
                  125 Broad Street
                  New York, New York 10004
                  Attention:   Joseph C. Shenker, Esq.
                               Joseph B. Frumkin, Esq.
                               Audra D. Cohen, Esq.
                  Facsimile:   (212) 558-3588

                  and

                  Neal, Gerber & Eisenberg LLP
                  Two North LaSalle Street
                  Chicago, Illinois 60602
                  Attention:   Marshall E. Eisenberg, Esq.
                  Facsimile:   (312) 269-1747

            if to the Company:

                  The Rouse Company
                  10275 Little Patuxent Parkway
                  Columbia, Maryland 21044
                  Attention:  Chief Executive Officer
                  Facsimile:  (410) 992-6135

                  and

                  Attention:  General Counsel
                  Facsimile:  (410) 992-6392

            with a copy (which shall not constitute notice) to:

                  Fried, Frank, Harris, Shriver & Jacobson LLP
                  One New York Plaza
                  New York, New York 10004
                  Attention: Arthur Fleischer, Jr., Esq.
                             Peter Golden, Esq.
                             Warren de Wied, Esq.
                  Facsimile: (212) 859-4000

            SECTION 9.3 Certain Definitions. For purposes of this Agreement, the term:

                  (a) "affiliate" of a person means a person that directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, the first mentioned person;

                  (b) "beneficial owner" with respect to any shares of Company Common Stock means a person who shall be deemed to be the beneficial owner of such shares of Company Common Stock (i) which such person or any of its affiliates or associates (as defined in Rule 12b-2 under the Exchange Act) beneficially owns, directly or indirectly, (ii) which such person or any of its affiliates or associates (as such term is defined in Rule 12b-2 of the Exchange
Act) has, directly or indirectly, (A) the right to acquire (whether such right is exercisable immediately or subject only to the passage of time), pursuant to any agreement, arrangement or understanding or upon the exercise of consideration rights, exchange rights, warrants or options, or otherwise, or (B) the right to vote pursuant to any agreement, arrangement or understanding or
(iii) which are beneficially owned, directly or indirectly, by any other persons with whom such person or any of its affiliates or associates has any agreement, arrangement or understanding for the purpose of acquiring, holding, voting or disposing of any shares of Company Common Stock (and the term "beneficially owned" shall have a corresponding meaning);

                  (c) "business day" means any day on which the principal offices of the SEC in Washington, DC are open to accept filings or, in the case of determining a date when any payment is due, any day on which banks are not required or authorized to close in New York, New York;

                  (d) "control" (including the terms "controlled", "controlled by" and "under common control with") means the possession, directly or indirectly or as trustee or executor, of the power to direct or cause the direction of the management policies of a person, whether through the ownership of stock, as trustee or executor, by contract or credit arrangement or otherwise;

                  (e) "Contract" means any contract, lease, loan or credit agreement, indenture, mortgage, note, bond, agreement, permit, license or other instrument, obligation, arrangement or understanding whether oral or written (each, including all amendments thereto);

                  (f) "generally accepted accounting principles" shall mean the generally accepted accounting principles set forth in the opinions and pronouncements of the Accounting Principles Board of the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board or in such other statements by such other entity as may be approved by a significant segment of the accounting profession in the United States, in each case, as applicable, as of the time of the relevant financial statements referred to herein;

                  (g) "Indebtedness" shall mean (i) indebtedness for borrowed money, whether secured or unsecured, (ii) obligations under conditional sale or other title retention agreements relating to property purchased by such person,
(iii) capitalized lease obligations, (iv) obligations under interest rate cap, swap, collar or similar transaction or currency hedging transactions (valued at the termination value thereof) and (v) guarantees of any such indebtedness of any other person.

                  (h) "knowledge" (i) with respect to the Company means the actual knowledge of any of the persons set forth in Section 9.3(h) of the Company Disclosure Schedule and (ii) with respect to Parent or Merger Sub means the actual knowledge of any of the persons set forth in Section 9.3(h) of the Parent Disclosure Schedule;

                  (i) "person" means an individual, corporation, partnership, limited liability company, association, trust, unincorporated organization, other entity or group (as defined in Section 13(d)(3) of the Exchange Act); and

                  (j) "subsidiary" or "subsidiaries" of the Company, the Surviving Corporation, Parent or any other person means any corporation, partnership, joint venture or other legal entity of which the Company, the Surviving Corporation, Parent or such other person, as the case may be (either alone or through or together with any other subsidiary), owns, directly or indirectly, 50% or more of the stock or other equity interests the holder of which is generally entitled to vote for the election of the board of directors or other governing body of such corporation or other legal entity.

            SECTION 9.4 Severability. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule of law or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner adverse to any party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner to the end that the transactions contemplated hereby are fulfilled to the fullest extent possible.

            SECTION 9.5 Entire Agreement; Assignment. This Agreement (including the Exhibits hereto), the Company Disclosure Schedule and the Parent Disclosure Schedule and the Confidentiality Agreement constitute the entire agreement among the parties with respect to the subject matter hereof and supersede all prior agreements and undertakings, both written and oral, among the parties, or any of them, with respect to the subject matter hereof. Neither this Agreement nor any of the rights, interests or obligations under this Agreement shall be assigned or delegated, in whole or in part, by operation of law or otherwise by any of the parties without the prior written consent of the other parties and any assignment in violation of this Agreement shall be void.

            SECTION 9.6 Parties in Interest. This Agreement shall be binding upon and inure solely to the benefit of each party hereto, and nothing in this Agreement, express or implied, is intended to or shall confer upon any other person any rights, benefits or remedies of any nature whatsoever under or by reason of this Agreement, other than with respect to the provisions of Section
6.7 and 6.12(b) which shall inure to the benefit of the persons or entities benefiting therefrom, who are intended to be third-party beneficiaries thereof.

            SECTION 9.7 Governing Law. THIS AGREEMENT SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF DELAWARE (EXCEPT THAT MARYLAND LAW (INCLUDING, WITHOUT

LIMITATION, ANY LAW RELATED TO ANY DUTY OR OBLIGATION OF THE COMPANY BOARD OR ANY MEMBER THEREOF WITH RESPECT TO THE MERGER OR THIS AGREEMENT) SHALL APPLY TO THE MERGER) WITHOUT REGARD TO ANY APPLICABLE PRINCIPLES OF CONFLICTS OF LAW. EACH PARTY HERETO IRREVOCABLY WAIVES ALL RIGHT TO TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM (WHETHER BASED ON CONTRACT, TORT OR OTHERWISE) ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE ACTIONS OF SUCH PARTY IN THE NEGOTIATION, ADMINISTRATION, PERFORMANCE AND ENFORCEMENT THEREOF.

            SECTION 9.8 Headings. The descriptive headings contained in this Agreement are included for convenience of reference only and shall not affect in any way the meaning or interpretation of this Agreement.

            SECTION 9.9 Counterparts. This Agreement may be executed in one or more counterparts, and by the different parties hereto in separate counterparts, each of which when executed shall be deemed to be an original but all of which taken together shall constitute one and the same agreement.

            SECTION 9.10 Specific Performance; Jurisdiction. The parties agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement exclusively in The Chancery Court of the State of Delaware or any court of the United States located in the State of Delaware, this being in addition to any other remedy to which such party is entitled at law or in equity. In addition, each of the parties hereto irrevocably (i) consents to submit itself to the personal jurisdiction of The Chancery Court of the State of Delaware or any court of the United States located in the State of Delaware in the event any dispute arises out of this Agreement or any of the transactions contemplated by this Agreement, (ii) agrees that it will not attempt to deny or defeat such personal jurisdiction by motion or other request for leave from any such court,
(iii) agrees that it will not bring any action relating to this Agreement or any of the transactions contemplated by this Agreement in any court other than The Chancery Court of the State of Delaware or any court of the United States located in the State of Delaware and (iv) consents to service being made through the notice procedures set forth in Section 9.2. Each of the Company, Parent and Merger Sub hereby agrees that service of any process, summons, notice or document by U.S. registered mail to the respective addresses set forth in
Section 9.2 shall be effective service of process for any suit or proceeding in connection with this Agreement or the transactions contemplated hereby.

            SECTION 9.11 Parent Guarantee. Parent agrees to take all action necessary to cause Merger Sub or the Surviving Corporation, as applicable, to perform all of its respective agreements, covenants and obligations under this Agreement. Parent unconditionally guarantees to the Company the full and complete performance by Merger Sub or the Surviving Corporation, as applicable, of its respective obligations under this Agreement and shall be liable for any breach of any covenant or obligation of Merger Sub or the Surviving Corporation, as applicable, under this Agreement. Merger Sub shall at all times be a direct or indirect subsidiary of Parent.

This is a guarantee of payment and performance and not collectibility. Parent hereby waives diligence, presentment, demand of performance, filing of any claim, any right to require any proceeding first against Merger Sub or the Surviving Corporation, as applicable, protest, notice and all demands whatsoever in connection with the performance of its obligations set forth in this Section
9.11. Parent further waives, to the fullest extent permitted by law, any defenses or benefits that may be derived from or afforded by law which limit the liability of or exonerate guarantors or sureties, except to the extent that any such defense is available to Merger Sub, in connection with such performance.

            SECTION 9.12 Interpretation. When reference is made in this Agreement to a Section, such reference shall be to a Section of this Agreement unless otherwise indicated. The table of contents and headings contained in this Agreement are for convenience of reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. Whenever the words "include", "includes" or "including" are used in this Agreement, they shall be deemed to be followed by the words "without limitation." Whenever the words "herein," "hereof," "hereto," or "hereunder" are used in this Agreement, they will be deemed to refer to this Agreement as a whole and not to any specific Section of this Agreement. Whenever used in this Agreement, except as otherwise expressly provided or unless the context otherwise requires, any noun or pronoun shall be deemed to include the plural as well as the singular. The fact that any item of information is disclosed in the Parent Disclosure Schedule or the Company Disclosure Schedule shall not be construed to mean that such information is required to be disclosed by this Agreement. Such information shall not be used as a basis for interpreting the term "Material Adverse Effect" or other similar terms in this Agreement. The parties to this Agreement have participated jointly in the negotiating and drafting of this Agreement. In the event that an ambiguity or a question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the parties hereto and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any provision of this Agreement.

            SECTION 9.13 Obligations of Parent and Company. Whenever this Agreement requires a subsidiary of Parent to take any action, such requirements shall be deemed to include an undertaking on the part of Parent to cause such subsidiary to take such action. Whenever this Agreement requires a subsidiary of the Company to take any action, such requirements shall be deemed to include an undertaking on the part of the Company to cause such subsidiary to take such action.

            SECTION 9.14 Survival; No Amendment. In the event that the Surviving Corporation or Parent or any of their respective successors or assigns (i) consolidates with or merges into any other person and shall not be the continuing or surviving corporation or entity of such consolidation or merger or
(ii) transfers or conveys all or a majority of its properties and assets to any person, then, and in each such case, proper provision shall be made so that the successors and assigns of the Surviving Corporation or Parent, as the case may be, shall succeed to the obligations of the Surviving Corporation or Parent, as the case may be, under this Agreement that by their terms apply or are to be performed in whole or in part after the Effective Time, including without limitation Article II, Sections 6.3, 6.6, 6.7, 6.11 and 6.12, and Article IX. Notwithstanding anything contained herein to the contrary, from and after the Effective Time, this Agreement shall not be amended, modified or terminated in any manner that adversely affects the rights of any person (whether or not a party hereto) other than Parent or the Surviving Corporation contained in
Article II, Sections 6.3, 6.6, 6.7, 6.11, and 6.12, or Article IX.

            IN WITNESS WHEREOF, Parent, Merger Sub and the Company have caused this Agreement to be executed as of the date first written above by their respective officers thereunto duly authorized.

                                       GENERAL GROWTH PROPERTIES, INC.


                                       By: /s/ John Bucksbaum
                                           -------------------------------------
                                       Name:  John Bucksbaum
                                       Title:  Chief Executive Officer


                                       RED ACQUISITION, LLC

                                       By: /s/ John Bucksbaum
                                           -------------------------------------
                                       Name:  John Bucksbaum
                                       Title:  Chief Executive Officer


                                       THE ROUSE COMPANY

                                       By: /s/ Thomas J. DeRosa
                                           -------------------------------------
                                       Name:  Thomas J. DeRosa
                                       Title:  Chief Financial Officer